EXHIBIT 10.1

Form of Master Loan and Security Agreement, dated as of November 19, 2007, by and between iDNA Cinema Holdings, Inc., as Borrower, and Silar Advisors, L.P., as Lender and Administrative, Payment and Collateral Agent

MASTER LOAN AND SECURITY AGREEMENT

DATED AS OF NOVEMBER 19, 2007

IDNA CINEMAS HOLDINGS INC.,
AS BORROWER,

AND

SILAR ADVISORS, L.P.,
AS AGENT AND A LENDER

$4,250,000 TERM LOAN

	5.6	Litigation	34
	5.7	Hazardous Materials	34
	5.8	Tax Returns; Governmental Reports; Taxes	34
	5.9	Financial Statements and Reports	34
	5.10	Compliance with Law; Business	35
	5.11	Intellectual Property	36
	5.12	Licenses and Permits; Labor	36
	5.13	No Default; Solvency	36
	5.14	Disclosure	37
	5.15	Existing Indebtedness; Investments, Guarantees and Certain Contracts	37
	5.16	Affiliated Agreements	37
	5.17	Insurance	37
	5.18	Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property	37
	5.19	Non-Subordination	38
	5.20	Legal Investments	38
	5.21	Broker’s or Finder’s Commissions	38
	5.22	Survival	38
	5.23	Corporate Separateness.	39
	5.24	Independent Director	40
	5.25	Investment Company Act	40
	5.26	Collateral; Collateral Security.	40
	5.27	Prior Agreements	40

VI.	AFFIRMATIVE COVENANTS		40

	6.1	Financial Statements, Reports and Other Information.	41
	6.2	Payment of Obligations	44
	6.3	Conduct of Business and Maintenance of Existence and Assets	44
	6.4	Compliance with Legal and Other Obligations	45
	6.5	Insurance.	45
	6.6	True Books	46
	6.7	Inspection; Periodic Audits; Quarterly Review	46
	6.8	Further Assurances; Post Closing	47
	6.9	Payment of Indebtedness	48
	6.10	Other Liens	48
	6.11	Use of Proceeds	48
	6.12	Collateral Documents; Security Interest in Collateral.	48
	6.13	Independent Director	49
	6.14	Taxes and Other Charges	49
	6.15	Delivery of Information	50
	6.16	Use of Premises of Company	50
	6.17	Financial Covenants.	51
	6.18	Consolidated Tax Returns	51
	6.19	Existing Account	51

VII.	NEGATIVE COVENANTS		51

	7.1	Corporate Separateness	51
	7.2	Indebtedness	53
	7.3	Liens	53
	7.4	Investments; Investment Property; New Facilities or Collateral; Subsidiaries	54
	7.5	Dividends; Redemptions; Equity	55
	7.6	Transactions with Affiliates	55
	7.7	Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names	56
	7.8	Limitation on Sale of Assets	56
	7.9	Contingent Obligations and Risks	56
	7.10	Truth of Statements	56
	7.11	Short Sales	56
	7.12	Patriot Act	57
	7.13	Deposit Accounts	57
	7.14	Prohibition of Fundamental Changes	57
	7.15	Lines of Business	57
	7.16	Use of Proceeds	57
	7.17	No Amendments or Waivers	57
	7.18	Direction Letter to Company	57
			57
VIII.	EVENTS OF DEFAULT		58

IX.	RIGHTS AND REMEDIES AFTER DEFAULT		61

	9.1	Rights and Remedies.	61
	9.2	Application of Proceeds	62
	9.3	Rights to Appoint Receiver	63
	9.4	Attorney-in-Fact	63
	9.5	Blocked Accounts	63
	9.6	Rights and Remedies not Exclusive	63

X.	WAIVERS AND JUDICIAL PROCEEDINGS		64

	10.1	Waivers	64
	10.2	Delay; No Waiver of Defaults	64
	10.3	Jury Waiver	64
	10.4	Amendment and Waivers.	65

XI.	CLOSING DATE AND TERMINATION		65

	11.1	Effectiveness and Termination	65
	11.2	Survival	65

XII.	MISCELLANEOUS		66

	12.1	Governing Law; Jurisdiction; Service of Process; Venue	66
	12.2	Successors and Assigns; Assignments and Participations.	66
	12.3	Application of Payments	69
	12.4	Indemnity.	69

12.5	Notice	70
12.6	Severability; Captions; Counterparts; Facsimile Signatures	70
12.7	Expenses	70
12.8	Entire Agreement	71
12.9	Approvals and Duties	71
12.10	Publicity	71
12.11	Release of Collateral	72
12.12	Non Funding Lender	72
12.13	Due Diligence	73

ANNEXES

ANNEX I LENDERS’ COMMITMENTS

ANNEX II REPRESENTATIONS AND WARRANTIES REGARDING PLEDGED SHARES

EXHIBITS

EXHIBIT A [RESERVED]

EXHIBIT B FORM OF NOTE

EXHIBIT C [RESERVED]

EXHIBIT D FORM OF INSTRUCTION LETTER

SCHEDULES

SCHEDULE 5.1 ORGANIZATION AND AUTHORITY

SCHEDULE 5.3 SUBSIDIARIES, CAPITALIZATION AND OWNERSHIP INTERESTS

SCHEDULE 5.4 PROPERTIES

SCHEDULE 5.11 INTELLECTUAL PROPERTY

SCHEDULE 5.12 LIST OF LICENSES AND PERMITS

SCHEDULE 5.16 AFFILIATED AGREEMENTS

SCHEDULE 5.17 INSURANCE

SCHEDULE 5.18A NAMES

SCHEDULE 5.18B LOCATION OF OFFICES, RECORDS AND COLLATERAL

SCHEDULE 5.18C DEPOSIT ACCOUNTS AND INVESTMENT PROPERTY

“BROKER SCHEDULE” BROKER’S, FINDER’S OR PLACEMENT FEES

MASTER LOAN AND SECURITY AGREEMENT

THIS MASTER LOAN AND SECURITY AGREEMENT (the “Agreement”), dated as of November 19, 2007, is entered into by and among iDNA CINEMAS HOLDINGS INC., a corporation organized under the laws of the State of Delaware (“Borrower”), each of the financial institutions from time to time party hereto (individually each a “Lender” and collectively the “Lenders”) and SILAR ADVISORS, L.P., a limited partnership organized under the laws of the State of Delaware, as administrative, payment and collateral agent for itself, as a Lender, and for the other Lenders (in such capacities, “Agent”).

WHEREAS, Borrower has requested that Lenders make available to Borrower a loan in the principal amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000), the proceeds of which shall be used by the Borrower for (i) prepayment of interest on the Loan for the first six (6) months following the Closing Date (as hereinafter defined), (ii) working capital purposes, (iii) funding a capital contribution to NCI (as hereinafter defined), the proceeds of which capital contribution will be used by NCI to repay certain obligations owing by NCI to Guarantor (as hereinafter defined)), and (iii) payment of amounts owing to Agent and the Lenders pursuant to the terms of the Loan Documents (as hereinafter defined);

WHEREAS, the Loan shall be evidenced by one or more Notes;

WHEREAS, Borrower is willing to grant Agent, for the benefit of itself and the other Lenders, a lien on and security interest in the Borrower’s right, title and interest in the Collateral to secure the Loan and other financial accommodations being granted by the Lenders to Borrower; and

WHEREAS, Lenders are willing to make the Loan available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in this Article I shall have the meanings given such terms in this Article I. All capitalized terms that are used herein and are defined in the Article 9 of the UCC shall, unless otherwise defined herein, have the respective meanings ascribed to such terms in Article 9 of the UCC in effect on the date hereof. Unless otherwise specified herein, this Agreement and any agreement or contract referred to herein shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified herein, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in this Article I or elsewhere in this Agreement or any of the other Loan Documents shall have the meanings given to such terms in, and shall be interpreted in accordance with, GAAP (as hereinafter defined).

“Accounts” shall mean the “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“Accrual Period” means, with respect to the first Accrual Period, the period beginning with and including the Closing Date to, but excluding, the first Payment Date, and for any subsequent Accrual Period, the period beginning with and including a Payment Date to, but excluding, the immediately following Payment Date.

“Advance” or “Advances” shall have the meaning specified in Section 2.1 hereof.

“Affiliate” shall mean, as to any specified Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, or (b) who is a director or officer (i) of such specified Person, (ii) of any Subsidiary of such specified Person, or (iii) of any Person described in clause (a) above with respect to such specified Person. For purposes of this definition, the term “control” (and the correlative terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agent” shall have the meaning assigned to it in the heading hereto.

“Agent Representatives” shall have the meaning assigned to it in Section 6.7 hereof

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Applicable Interest Rate” shall have the meaning assigned to it in Section 2.3(b) hereof.

“Applicable Margin” shall mean, with respect to the Loan, the per annum rate for each day that the Loan is outstanding, which is 4.00%.

“Available Funds” shall have the meaning set forth in Section 2.5(b) hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101 et. Seq., as amended from time to time.

“Blocked Account” or “Blocked Accounts” shall have the meaning assigned to it in Section 2.5(a) hereof.

“Blocked Account Agreement” shall have the meaning assigned to it in Section 2.5(a) hereof.

“Blocked Account Bank” shall have the meaning assigned to it in Section 2.5(a) hereof.

“Borrower” shall have the meaning provided in the heading hereof.

“Borrower Entities” shall mean, collectively, Borrower and NCI, and “Borrower Entity” shall mean each or either of the Borrower Entities, as the context may provide.

“Borrower Permitted Indebtedness” shall have the meaning assigned to it in Section 7.2 hereof.

“Business Day” shall mean any day excluding Saturday, Sunday and any legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental actions to close.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that, at the relevant time, should be recorded as a “capital lease” in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above, entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six months after the date of acquisition, and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change of Control” means, with respect to either Borrower Entity, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of such Borrower Entity at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Charter and Good Standing Documents” shall mean, for each Borrower Entity or Guarantor, as the case may be, (i) a copy of the certificate of incorporation certified as of a date not more than ten (10) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation of such Borrower Entity or Guarantor, as the case may be, (ii) a copy of the by-laws of such Borrower Entity or Guarantor, as the case may be, certified as of the Closing Date by the corporate secretary or assistant secretary of such Borrower Entity or Guarantor, as the case may be, (iii) an original certificate of good standing as of a date not more than ten (10) Business Days before the Closing Date issued by the applicable Governmental Authority of the jurisdiction of incorporation of such Borrower Entity or Guarantor, as the case may be, and of every other jurisdiction in which such Person has an office or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors (or other applicable governing body) and, if required, stockholders or other equity owners authorizing the execution, delivery and performance of the Loan Documents certified by an authorized officer of such Borrower Entity or Guarantor, as the case may be, as of the Closing Date.

“Chattel Paper” shall mean the “chattel paper” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Closing” shall mean the satisfaction, or written waiver by Agent and the Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

“Closing Date” shall mean the date upon which the conditions precedent set forth in Section 4.1 shall have been satisfied and the Advance is made to Borrower as provided in Section 2.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to it in Section 2.12(a) hereof.

“Commercial Tort Claims” shall mean the “commercial tort claims” (as defined in the UCC) of Borrower.

“Commitment” or “Commitments” shall mean (i) as to any Lender, the aggregate commitment of such Lender to make an Advance under its Note, as set forth on Annex I hereto, and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Advances in an amount equal to the Loan Amount.

“Company” means Angelika Film Centers LLC, a limited liability company organized under the laws of the State of Delaware.

“Company LLC Agreement” means that certain Limited Liability Company Agreement, dated as of August 27, 1996, between Angelika Cinemas, Inc. and Sutton Hill Associates with respect to Company, as the same has been or hereafter may be amended, restated, supplemented or otherwise modified.

“Computer Hardware and Software” shall mean all computer hardware and software owned and/or leased by Borrower (or, if referring to another Person, of such other Person).

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Right” shall mean any right of Borrower (or, if referring to another Person, of such other Person) to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

“Copyrights” shall mean all of Borrower’s (or if referring to another Person, of such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean an Event of Default or an event, fact, circumstance or condition that, with notice or lapse of time or both, would constitute or result in an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 3.3 hereof.

“Deposit Account” shall mean, individually and collectively, any bank or other depository account of Borrower (or, if referring to another Person, of such other Person).

“Distribution” shall mean any fee, payment, bonus or other remuneration of any kind and any repayment of or debt service on the Loan or other Lender-related indebtedness.

“Documents” shall mean the “documents” (as defined in the UCC) of Borrower.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, occupational health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Equipment” shall mean all “equipment” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, its equity ownership interests, its common stock, its membership interests and any other capital stock or other equity ownership units of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, membership units (common or preferred), stock appreciation rights, membership unit appreciation rights, convertible notes or debentures, stock purchase rights, membership unit purchase rights and all securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII.

“Existing Accounts” shall mean, collectively, account number 2000031140704 maintained by Borrower at Wachovia Bank, N.A. and account number 2000031140694 maintained by NCI at Wachovia Bank, N.A.

“Exit Fee” shall have the meaning assigned to such term in Section 3.6 hereof.

“Extension Conditions” shall mean all of the following conditions shall have been met as of the second anniversary of the Closing Date: (i) no Default or Event of Default shall have occurred and be continuing on such second anniversary; and (ii) Borrower shall be in compliance with each of the financial covenants set forth in Section 6.17 hereof.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount that may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“Financing Source” shall mean any Person providing financing to Lender in order to fund, in whole or in part, the Loan.

“Fixtures” shall mean the “fixtures” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America as applied by nationally recognized accounting firms.

“General Intangibles” shall mean the “general intangibles” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“Goods” shall mean the “goods” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“Governing Agreement” shall mean, with respect to any Person (other than an individual), its certificate of incorporation, limited liability agreement, operating agreement, trust agreement, partnership agreement or other organizational document, as the case may be.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guaranty” shall mean the Guaranty and Pledge Agreement, dated as of the date hereof, by Guarantor in favor of Agent.

“Guarantor” shall mean iDNA Inc., a corporation organized under the laws of the State of Delaware.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all items that, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which “Indebtedness” is to be determined, including any lease that, in accordance with GAAP, would constitute indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others that such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, Equity Interests, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable, including, without limitation, any mortgage loan purchase facilities entered into by such Person as seller thereunder, and (d) any Contingent Obligations; provided, however, that “Indebtedness” shall not include (A) any charges for income taxes, audit fees and overhead expenses that have been allocated by Guarantor to either Borrower Entity, (B) any obligation owed by either Borrower Entity to Guarantor on account of, or with respect to, any money advanced, whether through payments under the Guaranty or additional capital contribution, by Guarantor to, or for the account of, either Borrower Entity for the purpose of paying any portion of the Obligations or any other obligations under any of the Loan Documents, (C) any agreement by Borrower to contribute to NCI any portion of the proceeds of the Loan, or (D) any agreement by NCI to apply or pay to Guarantor all or any portion of the Loan proceeds so contributed to NCI in partial satisfaction of the intercompany account or obligation owed by NCI to Guarantor.

“Indemnified Persons” shall have the meaning assigned to it in Section 12.4 hereof.

“Indemnitor” shall have the meaning given assigned to it in Section 12.4 hereof.

“Independent Director” means an individual (i) who is not, and during the past three (3) years has not been, a director, officer, partner, member, shareholder, employee, creditor or customer of Borrower or of any Affiliate of Borrower and is not a spouse, parent, brother, sister, child, aunt, uncle or cousin of any such director, officer, partner, member, shareholder, employee, creditor or customer and (ii) who has not during the past three (3) years received, and is not a director, officer, director, partner, member, shareholder, employee, creditor or customer of any Person that during the past three (3) years has received, any fees or other income (other than fees for serving as a director of Borrower) from any Affiliate of Borrower. However, an Independent Director may serve, or may have served previously, with compensation therefore in such a capacity for (i) both Borrower Entities, or (ii) any other special purpose entity formed by any Affiliate of Borrower.

“Instruction Letter” shall mean a notification substantially in the form attached as Exhibit D hereto.

“Instruments” shall mean the “instruments” (as defined in the UCC) of, or owing to, Borrower (or, if referring to another Person, of, or owing to, such other Person).

“Intellectual Property” shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations that have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs, but excluding commercially available off-the-shelf software and any intellectual property rights relating thereto) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom, books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Interest Reserve Account” shall have the meaning assigned to it in Section 2.15(a) hereof.

“Interest Reserve Bank” shall have the meaning assigned to it in Section 2.15(a) hereof.

“Inventory” shall mean all “inventory” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Investment Property” shall mean the “investment property” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“Late Payment Fee” shall have the meaning assigned to it in Section 3.8 hereof.

“Lender” or “Lenders” shall have the meaning assigned thereto in the heading hereto.

“Lender Addition Agreement” shall have the meaning assigned to it in Section 12.2(a) hereof.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Loan” shall mean, collectively, the Advance made by Agent, on behalf of the Lenders, to Borrower in the principal amount equal to the Loan Amount, and all Obligations related thereto.

“Loan Amount” shall mean $4,250,000 or such other amount as shall be mutually agreed to between Borrower and Agent in writing.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the NAC Guaranty, the Blocked Account Agreement, the Instruction Letter, the Warrant Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered by Borrower to Agent and/or Lenders in connection with the Loan, as the same may be amended, modified or supplemented from time to time.

“Loan Year” shall have the meaning assigned to it in Section 6.16 hereof.

“Manager” shall mean City Cinemas Corporation, a corporation organized and existing under the laws of the State of Delaware.

“Material Adverse Change” shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances, or any changes that has a Material Adverse Effect.

“Material Adverse Effect” shall mean, with respect to a Person, a material adverse effect on (a) the property, business, operations, financial condition or prospects of such Person, (b) the ability of such Person to perform in all material respects its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of any Lender under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith or (f) the Collateral, exclusive, however, of any of the foregoing resulting from (i) any act of any of Agent and the Lenders or any employee, agent or other representative of any of the foregoing or (ii) any omission to act of Agent and any Lender or any employee, agent or other representative of any of the foregoing to the extent that such Persons are required by contract or otherwise by law to take such action.

“Maturity Date” shall mean the earliest to occur of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable in connection therewith or as a result thereof as required by this Agreement, (ii) Agent’s demand upon and during the continuance an Event of Default of payment of amounts outstanding under the Loan Documents and other Obligations and (iii) the last day of the Term.

“Maximum Rate” shall mean the highest lawful and nonusurious rate of interest applicable to the Loan that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan and the Obligations under the laws of the United States and the laws of such states as may be applicable thereto that are in effect or, to the extent allowed by such laws, that may be hereafter in effect and that allow a higher maximum nonusurious and lawful interest rate than would any applicable laws now allow. For purposes of the foregoing, interest shall be deemed to include all fees, charges and other amounts that, under applicable law, are includable in determining the amount of interest being charged, received or collected on a loan.

“Membership Interest” shall mean NCI’s fifty percent (50%) membership interest in the Company, including (a) NCI’s right to capital in the Company, (b) NCI’s interest in all profits, interest, income, surpluses, losses and assets in the Company and other distributions (including distributions to which Borrower shall at any time be entitled in respect of such interest), and (c) NCI’s interest payments and amounts of any nature due or to become due to NCI in respect of such membership interest, whether as contractual obligations, damages, insurance proceeds or otherwise.

“Minimum Interest Reserve Amount” shall mean One Hundred Twenty-One Thousand Dollars ($121,000); provided, however, that at the request of Borrower (which request shall not be made more than once during any calendar year), the Minimum Interest Reserve Amount shall be adjusted so that, after giving effect to such adjustment, the Minimum Interest Reserve Amount shall be an amount equal to the aggregate interest and fees to be payable on all of the Notes on the next succeeding Payment Date assuming, for purposes of this calculation, that (i) no additional principal payments are made by Borrower to the Lenders after the date of such request and prior to such next succeeding Payment Date, and (ii) the interest rate per annum payable on the Loan shall be equal to the Applicable Interest Rate in effect on the Business Day next preceding the date of such request.

“NAC Guaranty” shall mean the Guaranty and Pledge Agreement (NAC), dated as of the date hereof, by NCI in favor of Agent.

“NCI” shall mean National Cinemas, Inc., a Delaware corporation that is a wholly owned Subsidiary of Borrower.

“NCI Permitted Indebtedness” shall have the meaning assigned to it in Section 7.2 hereof.

“Non-Funding Lender” shall have the meaning assigned to it in Section 12.12 hereof.

“Note” shall mean a promissory note, substantially in the form attached hereto as Exhibit B, as the same may be amended, modified, divided, supplemented and/or restated from time to time.

“Notice to Indemnify” shall have the meaning assigned to it in Section 12.4(b) hereof.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower to Agent and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or therefor, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to Notes and/or the Loan, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by any Lender on behalf of, or for the benefit of, Borrower in accordance with the terms hereof, including, in each case, obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

“Other Lender” shall have the meaning assigned to it in Section 12.12 hereof.

“Participant” shall have the meaning assigned to it in Section 12.2(b) hereof.

“Patents” shall mean all of Borrower’s (or, if referring to another Person, of such other Person’s) now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Date” shall mean the fifteenth (15th) day of each March, June, September and December, commencing March 17, 2008 (or, if such fifteenth (15th) day is not a Business Day, the next succeeding Business Day).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” shall mean, collectively, all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Liens” shall mean Liens permitted under Section 7.3 hereof.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledged Shares” shall mean all of Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to Equity Interests in the NCI, including, without limitation, to the fullest extent provided by the terms and provisions of the documents and agreements governing such Equity Interests and applicable law:

(1)
all of Borrower’s capital in NCI and Borrower’s interest in all profits, interest, income, surpluses, losses and assets in NCI and other distributions, including distributions to which Borrower shall at any time be entitled in respect of such interest;

(2)	all payments and amounts of any nature due or to become due to Borrower in respect of its Equity Interests in NCI, whether as contractual obligations, damages, insurance proceeds or otherwise;

(3)
all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any contract or at law or otherwise in respect of its Equity Interest in NCI;

(4)	all present and future claims, if any, of Borrower against NCI for distributed capital, interest, redemptions, return on investments or monies loaned or advanced, services rendered or otherwise; and

(5)
all of Borrower’s rights under any contract or at law to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower relating to its Equity Interest in NCI, including any power to terminate, cancel or modify any such contract, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower in respect of Borrower’s interest in NCI, to make determinations, to exercise any option, election (including election of remedies), to exercise any right to request withdrawals and/or redemptions, to make a claim for distributions and other property from any capital account or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any asset of NCI, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing.

“Prime Rate” shall mean the variable annual rate of interest so designated from time to time by Citibank N.A. (or its successor) as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer or, if such rate is no longer available, such alternate comparable interest rate as Agent may in good faith designate.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Offering” shall mean any offer or sale of securities pursuant to any registration statement filed and effective with the Securities and Exchange Commission.

“Receipt” shall have the meaning assigned to it in Section 12.5 hereof.

“Register” shall have the meaning assigned to it in Section 12.2I hereof.

“Remittance Date” shall mean (i) for each Accrual Period in which a distribution is received by NCI (which shall be deemed to include any amount received in the Blocked Account) from the Company pursuant to the terms of the Company LLC Agreement, the third (3rd) Business Day after the date on which Agent receives such funds from the Blocked Account Bank, and (ii) for any Accrual Period not covered in clause (i), the Payment Date immediately following the end of such Accrual Period. If a payment of interest, principal or fees is made on the date described in clause (i), no payment of interest, principal or fees shall be owing on the Payment Date immediately following the end of such Accrual Period.

“Requirement of Law” shall mean, as to any specified Person, the requirement imposed on such specified Person by the Governing Agreement of such specified Person and by any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, binding upon such specified Person or any of its property.

“Responsible Officer” shall mean, with respect to a specified Person, the chief executive officer, chief financial officer or the president of such specified Person or any other officer having substantially the same authority and responsibility with such specified Person (provided, however, that, if such specified Person is a partnership, limited liability company or other entity that can be bound by a partner, manager or other agent, then the chief executive officer, chief financial officer or the president of such partner, manager or other agent or any other officer having substantially the same authority and responsibility with such partner, manager or other agent shall be deemed a Responsible Officer of such specified Person); or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the treasurer or the controller of such specified Person or any other officer having substantially the same authority and responsibility, and in the case of Borrower, such person shall be listed on an incumbency certificate delivered to Agent, in form and substance acceptable to Agent in its reasonable discretion.

“Scheduled Maturity Date” shall mean the date that is the second anniversary of the Closing Date, as such date may be extended in accordance with the provisions of Section 2.4 hereof.

“Subsidiary” shall mean, as to any specified Person, any other Person in which more than fifty percent (50%) of all Equity Interests is owned directly or indirectly by such specified Person or one or more of its Subsidiaries (provided, however, that, for purposes of this Agreement, the Company shall not be deemed to be a Subsidiary of NCI).

“Supporting Obligations” shall mean the “supporting obligations” (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person).

“Taxes” shall have the meaning assigned to it in Section 6.14 hereof.

“Term” shall mean the period commencing on the Closing Date and ending on the Scheduled Maturity Date.

“Termination Date” shall have the meaning assigned to it in Section 11.1 hereof.

“Third-Party Claim” shall have the meaning assigned to it in Section 12.4(b) hereof.

“Trademarks” shall mean all of Borrower’s (or, if referring to another Person, of such other Person’s) now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower’s (or, if referring to another Person, of such other Person’s) trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

“Transferee” shall have the meaning assigned to it in Section 12.2(a) hereof.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Upfront Fee” shall have the meaning assigned to it in Section 3.1 hereof.

“Warrant Agreement” shall mean that certain Common Stock Purchase Warrant, to be dated as of the Closing Date, between Guarantor and Agent.

II. LOANS, PAYMENTS, INTEREST AND COLLATERAL

2.1 The Loan. The Lender agrees, on the terms and conditions of this Agreement, to make a single advance of funds (an “Advance”) to Borrower in Dollars on the Closing Date in an amount equal to the Loan Amount. The facility evidenced by this Agreement is a term loan facility. Accordingly, amounts repaid under this facility may not be redrawn.

2.2 The Notes; Maturity.

(a) Evidence of the Loan.
(i) Agent shall maintain, in accordance with its usual practice, true, correct and complete electronic or written records evidencing the Loan and Obligations to the Lenders, in which it will record (A) the amount of the Loan made under this Agreement, (B) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrower and payable to the Lenders under the Loan Documents, and (C) all amounts received by Agent under this Agreement from, or for the account of, Borrower.

(ii) The entries made in the electronic or written records maintained pursuant to subsection (a) of this Section 2.2 shall be prima facie evidence of the existence and amounts of the Obligations and Loan therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the correct amounts owed pursuant to the Loan, including all Advances made by the Lenders and all other Obligations in accordance with the terms of this Agreement and all other Loan Documents.

(iii) Agent will account to Borrower monthly with a written statement of the Loan and any charges and payments made pursuant to this Agreement, provided, however, that the failure of Agent to provide such written statement shall not constitute a default or breach by Agent or any Lender of this Agreement or any other Loan Document, and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless (1) Agent is notified by Borrower in writing to the contrary within sixty (60) Business Days of Receipt of such accounting, (2) Agent is notified by Borrower in writing to the contrary within thirty (30) calendar days after the completion and filing of Borrower’s year-end audit, or (3) Borrower is notified by Agent in writing to the contrary within thirty (30) calendar days after the completion and filing of Agent’s or other Lender’s year-end audit, and each such notice shall be deemed an objection only to items specifically objected to therein.

(b) Notes. Borrower agrees that:
(i) The unpaid portion of the Loan owing to each Lender shall be evidenced by a Note, each dated the Closing Date, and payable to such Lender in an aggregate principal amount equal to the amount of such Lender’s Advance and otherwise duly completed.

(ii) All references to Notes in the Loan Documents shall mean the Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time in accordance with there terms hereof and thereof.

(iii) Upon Agent’s written request, and in any event within five (5) Business Days of any such request, Borrower shall execute and deliver to Agent, against receipt of old Notes, new Notes (on substantially the same terms and in substantially the same form) and/or divide the Notes in exchange for the then existing Notes in such smaller amounts or denominations as Agent shall specify in its sole discretion; provided that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes that are outstanding at the time such request is made and are simultaneously therewith being surrendered to Borrower, and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned and surrendered to Borrower simultaneously with the issuance to Agent’s of the replacement Notes.

(iv) Upon receipt by Borrower of (a) evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Note and the ownership thereof (which may include the return of any mutilated Note) and (b) in the case of any such destruction, loss or theft, such surety or indemnification therefore as Borrower may reasonably request, Borrower shall, upon the written request of the holder of such Note, execute and deliver in replacement thereof a new Note in the same form, in the same original principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen; and such Note so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Note being replaced has been mutilated, it shall be surrendered to Borrower simultaneously with Agent’s receipt of the replacement Note; and if such replaced Note has been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing reasonably acceptable to Borrower to save it harmless in respect of such replaced Note.

(c) Principal Payments on Notes; Payment at Maturity Date. On each Remittance Date, Borrower shall pay (or cause to be paid) a principal payment on the Notes in an aggregate amount equal to the funds (if any) available for such purpose in accordance with the provisions of clause (v) of Section 2.5(b) hereof. All amounts outstanding under this Agreement and the Notes and all other Obligations under the Loan Documents shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. All payments of principal shall be applied to each Note pro rata, based on the respective outstanding principal balance of each Note.

2.3 Interest on the Loan.

(a) Borrower agrees to pay (or cause to be paid) on each Remittance Date and on the Maturity Date interest in respect of the outstanding principal amount of the Loan, in arrears (except as set forth herein), for the account of the Lenders, from the Closing Date until paid, at a rate per annum (the “Applicable Interest Rate”) equal to the lesser of (i) the greater of (1) Base Rate in effect from time to time plus the Applicable Margin and (2) twelve and one quarter percent (12.25%), and (ii) the Maximum Rate; provided, however, that on the Closing Date, Borrower shall pay (or cause to be paid) to Agent, for the account of the Lenders, an amount of Two Hundred Sixty-Three Thousand, Two Hundred Five Dollars ($263,205), which amount shall be applied as an advance payment of the interest payable for the first six (6) months following the Closing Date. All payments of interest shall be applied to each Note pro rata, based on the respective outstanding principal balance of each Note. If Agent is prevented from charging or collecting interest at the Applicable Interest Rate, then the interest rate shall continue to be the Maximum Rate until such time as Agent has charged and collected the full amount of interest that would be chargeable and collectable if interest at the Applicable Interest Rate had always been lawfully chargeable and collectible.

(b) Notwithstanding the foregoing, Borrower shall pay to Agent interest at the applicable Default Rate on any principal amount of the Loan and on any other amount payable by Borrower hereunder or under a Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full and shall be payable promptly upon receipt of an invoice therefore. Accrued interest on the Loan as calculated in accordance with Section 2.3(a) above shall be payable on each Remittance Date and on the Maturity Date. All amounts payable on account of interest accrued on the outstanding amount of the Loan shall be paid for the ratable benefit of the Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, Agent shall give written notice thereof to Borrower.

(c) Whenever, subsequent to the date of this Agreement, the Prime Rate is increased or decreased, the Applicable Interest Rate shall be similarly changed without demand of any kind by an amount equal to the amount of such change in Prime Rate. The interest due for any period on the principal balance of the Loan outstanding shall be computed for the actual number of days elapsed during such period on the basis of a year consisting of 360 days.

2.4 Extension of Scheduled Maturity Date. Borrower may, at its option but on one occasion only, extend the Scheduled Maturity Date from the second (2nd) anniversary of the Closing Date to the third (3rd) anniversary of the Closing Date so long as all of the following conditions precedent have been satisfied:

(i)
Borrower shall give written notice to Agent of its intention to extend the Scheduled Maturity Date, such notice to be given not earlier than the forty-fifth (45th) day preceding the second anniversary of the Closing Date nor later than the fifteenth (15th) day preceding the second anniversary of the Closing Date; and

(ii)	all of the Extension Conditions shall have been satisfied as of the second anniversary of the Closing Date.

Upon satisfaction of the Extension Conditions, the extension of the Scheduled Maturity Date shall become effective as of the close of business on the second anniversary of the Closing Date.

2.5 Receipts Regarding Pledged Shares; Repayment of the Loan; Blocked Account.

(a) On or prior to the Closing Date, Borrower shall cause NCI to establish a blocked account (“Blocked Account”) with a bank acceptable to Agent (the “Blocked Account Bank”) and to execute with the Blocked Account Bank an account control agreement acceptable to Agent (the “Blocked Account Agreement”) and such other agreements related thereto as Agent may require.

(b) On or prior to the Closing Date, Borrower shall cause NCI to instruct the Company to remit to the Blocked Account all distributions payable to NCI in accordance with the Company LLC Agreement with respect to the Membership Interest. Borrower shall cause NCI to irrevocably instruct the Blocked Account Bank to remit to Agent within three (3) Business Days after receipt all funds received in the Blocked Account. On each Remittance Date, Agent shall distribute all funds so remitted to Agent from the Blocked Account or otherwise received by Agent from or for the account of Borrower (such amount of funds, “Available Funds”), and such funds shall be applied, in the following order of priority:

(i) To Agent in payment of all fees and expenses then due and payable to Agent and the Lenders in accordance with the terms of the Loan Documents, which shall include, without limitation, (A) the asset management fee provided for in Section 3.2 hereof, (B) the installment of the Upfront Fee provided for in Section 3.1 hereof, (C) the agent fee provided for in Section 3.4 hereof, (D) if applicable, the Exit Fee provided for in Section 3.6, and (E) if applicable, the Extension Fee provided for in Section 3.7;

(ii) To Agent, for payment to the Lenders on a pro rata basis, in payment of all interest payments then due and payable pursuant to the terms of this Agreement and the Notes;

(iii) To the Interest Reserve Account, funds in an amount necessary to restore the balance of funds on deposit in the Interest Reserve Account to an amount equal to the Minimum Interest Reserve Amount;

(iv) If no Default or Event of Default is then continuing or would result from such payment to Guarantor or Borrower, an amount equal to Borrower’s and NCI’s share, not to exceed in aggregate One Hundred Thousand Dollars ($100,000) in any twelve (12) month period, of (i) income taxes paid by Guarantor or Borrower after the date hereof and related to the operations of NCI or Borrower, (ii) audit fees paid by Guarantor or Borrower after the date hereof and allocable to the operations of NCI or Borrower, and (iii) overhead expenses that are shared with Guarantor and its Affiliates and that, in accordance with past practice, are allocable to the operations of NCI or Borrower;

(v) To Agent, for payment to the Lenders on a pro rata basis, in payment of the then outstanding principal balance of the Notes;

(vi) To Agent and the Lenders on a pro rata basis in repayment of all other unpaid Obligations (if any) then due and owing to Agent and the Lenders; and

(vii) To Borrower, any remaining Available Funds.

2.6 Promise to Pay; Manner of Payment. Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest on the Loan and all other amounts and Obligations payable hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements; provided, however, that Borrower shall have the offset right set forth in Section 2.15(e) hereof. Borrower shall repay in full on the Maturity Date the then aggregate outstanding principal amount of the Loan (as evidenced by the Notes) and any other Obligations then outstanding. All payments of interest shall be applied to the Notes pro rata, based on the respective outstanding principal balance of each Note. Any payments made by or for the account of Borrower (other than distributions from the Blocked Account or Interest Reserve Account as contemplated herein) shall be made only by wire transfer on or before the date when due, without offset, deduction or counterclaim (other than any offset contemplated by Section 2.15(e) hereof), in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time. Any such payment received after 3:00 p.m. (New York City time) on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7 [Intentionally Omitted.]

2.8 Other Mandatory Prepayments.

In addition to and without limiting any provision of any Loan Document:

(a) If a Change of Control occurs that has not been consented to in writing by Agent prior to the consummation thereof, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loan and all other Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) in full in cash, together with accrued interest thereon to the date of prepayment, and all other amounts owing to Agent and the Lenders under the Loan Documents.

(b) If Borrower, in any transaction or series of related transactions, (i) sells any assets or other properties, (ii) sells or issues any equity or debt securities, Equity Interests or ownership interests, including, but not limited to, any sale or issuance undertaken in connection with or as part of a Public Offering, (iii) receives any property damage insurance award or any other insurance proceeds of any kind that is not applied to repair or replace any damaged, destroyed, lost or stolen property, or (iv) incurs any Indebtedness except for Borrower Permitted Indebtedness, then Borrower shall, within three (3) Business Days following receipt of funds on account of such event, apply 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the prepayment of the Loan (inclusive of accrued interest) and all other Obligations then due and payable, such payment to be applied in accordance with the payment waterfall set forth in Section 2.5(b) hereof. If NCI, in any transaction or series of related transactions, (i) sells any assets or other properties, (ii) sells or issues any equity or debt securities, Equity Interests or ownership interests, including, but not limited to, any sale or issuance undertaken in connection with or as part of a Public Offering, (iii) receives any property damage insurance award or any other insurance proceeds of any kind that is not applied to repair or replace any damaged, destroyed, lost or stolen property, or (iv) incurs any Indebtedness except for NCI Permitted Indebtedness, then Borrower shall cause NCI, within three (3) Business Days following receipt of funds on account of such event, to apply (for the account of Borrower) 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending)) of the cash proceeds thereof (net of reasonable transaction costs and expenses and taxes) to the prepayment of the Loan (inclusive of accrued interest) and all other Obligations then due and payable, such payment to be applied in accordance with the payment waterfall set forth in Section 2.5(b) hereof.

(c) All such payments under this Section shall be made in the manner specified in Section 2.6 hereof.

  2.9 Optional Prepayments. The Loan is prepayable, in whole or in part, at any time without premium or penalty other than any Exit Fee that may then be payable. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Loan (together with interest thereon) until paid in full. Amounts prepaid may not be reborrowed in accordance with the terms of this Agreement. If Borrower intends to prepay the Loan in whole or in part from any source (other than from the application of funds from sweep, payment or other disposition of funds to Agent or from any Blocked Account or any Interest Reserve Account), Borrower shall give not less than ten (10) Business Days’ prior written notice thereof to Agent. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.10 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to a Lender’s organizational or governing documents) or any change in the interpretation or application thereof or compliance by a Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall (i) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, its Note or the Loan made by it (excluding net income taxes) or change the basis of taxation of payments to such Lender in respect thereof; (ii) impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of the Loan or other extensions of credit by, or any other acquisition of funds by any office of such Lender; or (iii) impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender in good faith deems to be material, of making, continuing or maintaining any Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, such Lender shall give Borrower written notice setting forth, in reasonable detail, such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable thereafter incurred and the basis therefore, and Borrower shall promptly after receipt of such written notice pay to such Lender such additional amount or amounts; provided, however, that Borrower shall not be required to pay to such Lender any such amount that has arisen or accrued more than thirty (30) days prior to the date of Borrower’s receipt of such written notice. In the event any Lender provides any such notice to Borrower, then (notwithstanding anything contained herein to the contrary) Borrower may thereafter prepay, in whole or in part and without any premium or penalty (including any Exit Fee), the outstanding amount of the Loan made by such Lender.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to such Lender’s organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing by an amount deemed by such Lender to be material the rate of return on such Lender’s or such corporation’s capital as a consequence of any obligations hereunder to a level below that which such Lender or such corporation (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) currently achieves, then, in such case, such Lender shall give Borrower written notice setting forth, in reasonable detail, such additional amount or amounts as will thereafter compensate such Lender for such reduction, Borrower shall promptly after receipt of such written notice pay to such Lender such additional amount or amounts; provided, however, that Borrower shall not be required to pay to such Lender any such amount that has arisen or accrued more than thirty (30) days prior to the date of Borrower’s receipt of such written notice. In the event any Lender provides any such notice to Borrower, then (notwithstanding anything contained herein to the contrary) Borrower may thereafter prepay, in whole or in part and without any premium or penalty (including any Exit Fee), the outstanding amount of the Loan made by such Lender.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to Borrower shall be conclusive in the absence of manifest error.

2.11 Payments by Agent. Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of the Lenders, which payment shall be deemed a request by Borrower for an additional Advance as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of itself and the Lenders, by way of direct payment of the relevant amount, interest or Obligations without necessity of any demand in accordance with Section 2.6 hereof, whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, the Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or the Lenders under any Loan Document unless and until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and paid indefeasibly in cash and this Agreement has been terminated. Any sums expended or amounts paid by Agent and/or the Lenders as a result of Borrower’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account as an Advance and added to the Obligations.

2.12 Grant of Security Interest; Collateral.

(a) To secure the repayment of principal of, and interest on, the Loan and all other Obligations owing to Agent and the Lenders hereunder, under the Notes and the other Loan Documents, Borrower hereby grants to Agent, for the benefit of itself and the other Lenders, a valid, perfected and continuing first priority security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the other Lenders, all of Borrower’s right, title and interest in and to and upon all of Borrower’s assets, now owned or hereafter acquired, including, without limitation, all of the following property and interests in property of Borrower, which is hereinafter referred to as the “Collateral”:

(i) all of Borrower’s tangible personal property, including, without limitation, all present and future Goods, Inventory and Equipment (including items of equipment that are or become Fixtures), Computer Hardware and Software, now owned or hereafter acquired and all of Borrower’s real property, including leasehold interests, now owned or hereafter acquired;

(ii) all of Borrower’s intangible personal property, including, without limitation, all present and future Accounts, securities, Contract Rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds (including, without limitation, proceeds of any life insurance policy), now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing, including, but not limited to, the following:

(A) All right, title and interest of Borrower in and to the Pledged Shares;

(B) all right, title and interest of Borrower in and to any Blocked Account and Interest Reserve Account established pursuant to the terms hereof, including all funds, items, instruments, investments, securities and other things of value at any time paid, deposited, credited or held in or in transit to such Blocked Accounts or Interest Reserve Account, as the case may be;

(C) all policies of insurance (including without limitation, casualty and hazard insurance and policies of owner’s or mortgagee’s title insurance), or rights as loss payee or endorsee thereof, and escrow agreements, all tax, insurance, security or other deposits, including rights in respect of letters of credit evidencing or securing any such deposit;

(D) all contract rights, accounts, rights to payment of money and general intangibles, relating to such documents and contracts described in (A) through (C) above and as to all such Collateral described in (A) through this subparagraph (D) whether now existing or hereafter at any time acquired or arising; and

(iii) any and all additions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

(b)Borrower shall promptly notify Agent of any Commercial Tort Claims in which Borrower has an interest arising after the Closing Date and shall provide all necessary information concerning each such Commercial Tort Claim and make all necessary filings with respect thereto to perfect Agent’s first priority security interest therein.

(c)Borrower has full right and power to grant to Agent, for the benefit of itself and the other Lenders, a perfected, first priority security interest and Lien on Borrower’s right, title and interest in and to and upon the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing an equity interest, control and/or possession, as applicable, without any further action, Agent will have a good, valid and first priority perfected Lien and security interest in Borrower’s right, title and interest in and to and upon the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person, other than Permitted Liens. As of the Closing Date, no financing statement relating to any of the Collateral is on file in any public office except those on behalf of Agent. As of the Closing Date, Borrower is not party to any agreement, document or instrument that conflicts with this Section 2.12.

2.13 Collateral Administration.

(a) All Collateral (except Deposit Accounts and Collateral in the possession of Agent) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without reasonable prior written notice to Agent, be moved therefrom other than to another such location, and in any case shall not be moved outside the continental United States. Any of Agent’s officers, employees, representatives or agents shall have the right upon reasonable advance notice, at any time during normal business hours, in the name of Agent or any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to the Collateral, including inventory appraisals. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process or inventory appraisals. Except following and during the continuation of an Event of Default, the rights granted under this Section 2.13(a) (or any similar or parallel rights) shall not be exercisable more than twice during any period of twelve consecutive months.

(b) As and when determined by Agent in its reasonable discretion, Agent will perform the following searches against Borrower (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower is organized and/or maintain its executive office, a place of business or assets; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under the foregoing clause (i).

(c) Borrower shall promptly, but in no event later than five (5) Business Days, after receipt thereof, deliver to Agent all items for which Agent must receive possession to obtain a perfected Lien and security interest and all notes, certificates and documents of title, Chattel Paper, warehouse receipts, Instruments and any other similar Instruments constituting Collateral, in each case to the extent not already in possession of Agent.

(d) Borrower shall keep accurate and complete records of the Collateral and all payments and collections thereon and shall submit such records to Agent on such periodic bases as Agent may request in its reasonable discretion.

(e) Borrower hereby agrees to take the following protective actions to prevent destruction of records pertaining to the Collateral: (i) if Borrower maintains its Collateral records on a manual system, such records shall be kept in a fire proof room or on no less than twenty (20) calendar days following the end of each calendar month, a record of all payments and all other matters relating to the Collateral shall be placed in an off-site safety deposit box (and Agent shall have access to such safety deposit box); or (ii) if the Collateral records are computerized, Borrower agrees to create a tape, diskette or printed “back-up” of the computerized information and to provide Agent monthly with a tape, diskette copy or printed copy of such “back-up” information.

(f) At any time and from time to time, upon the written request of Agent, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC in effect in any jurisdiction with respect to the Liens created hereby. Borrower also hereby authorizes Agent to file any such financing or continuation statement without the signature of Borrower to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

2.14 Power of Attorney.

(a) Borrower hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Agent’s reasonable discretion, for the purpose of carrying out the terms of this Agreement, including, without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate actions and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Collateral, and, without limiting the generality of the foregoing, Borrower hereby gives Agent the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any insurance maintained with respect to the Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise reasonably deemed appropriate by Agent for the purpose of collecting any and all such moneys due under any such insurance or with respect to any other Collateral whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than Permitted Liens);

(iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Agent may reasonably deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrower’s expense, at any time, or from time to time, all acts and things that Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do;

(iv) to execute in the name of Borrower, all agreements, consents, waivers and directions required to transfer, or cause the transfer of, the Pledged Shares; and

(v) to vote as proxy the Pledged Shares, or to express consent or dissent to action in writing without a meeting. This proxy shall be irrevocable as one coupled with an interest and shall be valid until this Agreement shall have been terminated in accordance with its terms.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b)  Borrower also authorizes Agent, at any time and from time to time, to execute, in connection with the sale provided for in Section 9.1(a) hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Agent are solely to protect the Lenders’ interests in the Collateral and shall not impose any duty upon Agent or any Lender to exercise any such powers. Any Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Agent nor any of its officers, directors or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

2.15 Interest Reserve Account.

(a) On the Closing Date, an interest reserve account shall be established hereunder with Agent (the “Interest Reserve Account”), which interest reserve account shall be a separate account used solely for this purpose and in which no other funds of Agent and its Affiliates shall be deposited. All amounts on deposit in the Interest Reserve Account shall remain the property of Borrower, shall be held by Agent in trust for the sole benefit of Borrower and applied in accordance with the terms of this Agreement. If at any time Lender is required by its Financing Source to establish a replacement Interest Reserve Account with a financial institution acceptable to Lender (an “Interest Reserve Bank”), Borrower shall establish such replacement Interest Reserve Account and execute with such Interest Reserve Bank an account control agreement reasonably acceptable to each of Agent and Borrower. Any such replacement Interest Reserve Account shall have terms substantially similar to the applicable provisions of this Agreement except for the right of offset set forth in Section 2.15(e) hereof.

(b) On each Remittance Date, funds (to the extent any are available therefore) shall be transferred by Agent to the Interest Reserve Account in accordance with the payment waterfall set forth in Section 2.5(b) hereof.

(c) On each Remittance Date on which Available Funds are not sufficient to pay in full all amounts contemplated under clauses (i) and (ii) of Section 2.5(b) hereof, Agent shall (x) withdraw from the Interest Reserve Account funds an amount sufficient to pay in full all amounts specified in clauses (i) and (ii) of Section 2.5(b) hereof (or, if less, the aggregate amount of funds then on deposit in the Interest Reserve Account) and (y) pay and apply such funds in payment of the amounts set forth in clauses (i) and (ii) in accordance with the payment waterfall set forth in Section 2.5(b) hereof.

(d) In addition to the withdrawals specified in Section 2.15I hereof, Agent may (but is not required to) withdraw from the Interest Reserve Account funds in an amount necessary to pay the costs and expenses incurred with respect to any of the following, in each case to the extent Borrower has failed to pay such amounts or perform such obligations: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations that is then due and payable, including the fulfillment of all representations, warranties and covenants; (C) discharge taxes, levies and/or Liens (other than Permitted Liens) on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. Agent shall give at least three (3) Business Day’s prior written notice to Borrower of any proposed withdrawal of funds from the Interest Reserve Account pursuant to this Section 2.15(d).

(e) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Borrower shall have the right, exercisable so long as the Interest Reserve Account is maintained at Agent, to offset from payments then owing by Borrower to Agent or Lenders on any Remittance Date or on the date of discharge of the Obligations, funds (if any) then on deposit in the Interest Reserve Account.

(f) If the Interest Reserve Account is then maintained at Agent, Agent shall remit to Borrower promptly after the date on which all Obligations have been indefeasibly paid in full with cash all remaining amounts on deposit in the Interest Reserve Account.

III.	FEES AND OTHER CHARGES

3.1 Upfront Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders, a nonrefundable fee (the “Upfront Fee”) equal to the product of (a) two percent (2.00%) and (b) the Loan Amount, which shall be deemed earned on the Closing Date and payable as set forth herein. Borrower shall pay to Agent, for the ratable benefit of the Lenders, the Upfront Fee as follows: (i) an amount equal to Forty-Two Thousand, Five Hundred Dollars ($42,500) on the Closing Date, and (ii) an amount equal to Forty-Two Thousand, Five Hundred Dollars ($42,500) on the first Remittance Date following the Closing Date.

3.2 Asset Management Fee. On the Closing Date and on each Remittance Date occurring during the Term (other than the last Remittance Date), Borrower shall pay, or cause to be paid, to Agent, for Agent’s sole benefit, an asset management fee in an amount equal to Ten Thousand Dollars ($10,000).

3.3 Default Rate of Interest. Upon the occurrence and during the continuation of an Event of Default, the Applicable Interest Rate then in effect at such time with respect to the Obligations shall be increased by seven percent (7.0%) per annum (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to continue, and shall be payable upon demand.

3.4 Agent Fee. On each Remittance Date, Borrower shall pay, or cause to be paid, to Agent, for Agent’s sole benefit, an agency fee in an amount equal to one half of one percent (0.50%) per annum calculated on the average daily principal balance of the Loan for each day of the period since the prior Remittance Date (or, if there has not been a prior Remittance Date, since the Closing Date).

3.5 Computation of Fees; Lawful Limits. All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of itself and the other Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or the Lenders shall have received interest or any other charges of any kind that might be deemed to be interest under applicable law in excess of the interest that may be charged, received or collected, then such excess shall be applied first to any unpaid fees and charges hereunder that are then due and payable, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and the Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.6 Exit Fee. On the earliest to occur of (i) the final Remittance Date on which the outstanding amount of the Loan is paid in full, (ii) the Maturity Date and (iii) the date of any voluntary prepayment of the remaining unpaid principal balance of the Loan, Borrower shall pay, or cause to be paid, to Agent, for the ratable benefit of the Lenders, a fee (the “Exit Fee”) in an amount equal to One Hundred Twenty-Seven Thousand Five Hundred Dollars ($127,500).

3.7 Extension Fee. Borrower shall pay, or cause to be paid, to Agent, for the ratable benefit of the Lenders, by not later than the fifth (5th) Business Day after the effective date of an extension of the Scheduled Maturity Date made in accordance with Section 2.4 hereof, a fee (an “Extension Fee”) in an amount equal to the product of (x) one percent (1%) and (y) the outstanding principal amount of the Loan on the effective date of such extension.

3.8 Late Payment Fee. If any principal, interest or any other sum due under this Agreement or any other Loan Document is not paid by, or for the account of, Borrower on the date on which it is due, Borrower shall pay to Agent upon demand an amount (“Late Payment Fee”) equal to the lesser of 5.0% of such unpaid sum or the maximum amount permitted by applicable law.

3.9 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by, or for the account of, Borrower under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim (except to the extent set forth in Section 2.15(e) hereof), to Agent at an account designated by Agent in accordance with the provisions of Section 2.6 hereof. Borrower acknowledges that it shall not, and cause NCI to not, exercise any right of withdrawal from the Blocked Account (other than the disbursement of funds from the Blocked Account to Agent) or the Interest Reserve Account except in accordance with the terms of this Agreement; provided, however, that, for clarification, Borrower shall be entitled, as contemplated by Sections 2.5(b) or 2.15(c) hereof or otherwise herein, to cause funds to be transferred or distributed to Agent from the Blocked Account and to direct Agent to withdraw funds from the Interest Reserve Account and to apply such funds, all in accordance with the terms of this Agreement and the other Loan Documents (in which event Agent shall apply such funds in accordance with the direction of Borrower and the terms of this Agreement and the other Loan Documents).

IV.	CONDITIONS PRECEDENT

4.1 Conditions to Closing. The obligations of the Lenders to consummate the transactions contemplated herein and advance their respective portion of the Loan is subject to the satisfaction (or waiver), in the sole judgment of Agent, of the conditions precedent set forth below:

(a) Borrower shall have delivered, or simultaneously therewith shall deliver, to Agent (A) each of the Loan Documents to which it is a party, each duly executed by a Responsible Officer of Borrower, Guarantor or NCI, as the case may be, and the other parties thereto, (B) a notice of borrowing for the Loan, executed by a Responsible Officer of Borrower, (C) the Notes, duly completed and executed, (D) each of the Loan Documents to which Guarantor is a party, each duly executed by a Responsible Officer of Guarantor, and (E) each of the Loan Documents to which the NCI is a party, each duly executed by a Responsible Officer of NCI;

(b) all in form and substance satisfactory to Agent in its reasonable discretion, Agent shall have received, or simultaneously therewith shall receive, (i) a report of UCC financing statement, tax and judgment lien searches performed with respect to NCI, Borrower and Guarantor in each jurisdiction determined by Agent in its reasonable discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be terminated at Closing), (ii) each document (including, without limitation, any UCC financing statement) required by any Loan Document or under law or requested by Agent to be filed, registered or recorded to create, in favor of Agent, for the benefit of itself and the other Lenders, a first priority and perfected security interest upon the Collateral and the collateral set forth in the Guaranty, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower or Guarantor, as the case may be, of any necessary fee, tax or expense relating thereto;

(c) Agent shall have received, or simultaneously therewith shall receive, (i) the Charter and Good Standing Documents of each of NCI, Borrower and Guarantor, all in form and substance acceptable to Agent in its reasonable discretion, (ii) a certificate of the corporate secretary or assistant secretary of NCI, Borrower and Guarantor in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of NCI, Borrower or Guarantor, as the case may be, in form and substance acceptable to Agent in its reasonable discretion, (iii) an opinion of counsel to NCI, Borrower and Guarantor as to such matters as Agent may reasonably request (including, without limitation, an enforceability and corporate opinion with respect to each of NCI, Borrower and Guarantor, a perfection opinion with respect to Agent’s perfected security interest in the Collateral and the absence of any UCC filings naming NCI, Borrower or Guarantor, as the case may be, as debtor, and the Collateral, as collateral (other than any financing statement in favor of Agent), a non-consolidation opinion with respect to Guarantor and each of Borrower and NCI, and an opinion with respect to the Investment Company Act of 1940, each in form and substance acceptable to Agent), and (iv) a certified copy of the Company LLC Agreement and a certificate of good standing of the Company as of the date not more than ten (10) Business Days before the Closing Date.

(d) Agent shall have completed examinations, the results of which shall be satisfactory in form and substance to Agent, of NCI, Borrower and Guarantor, including, without limitation, (i) an examination of (A) the terms and conditions of all obligations owed by NCI, Borrower or Guarantor deemed material by Agent, the results of which shall be satisfactory in form and substance to Agent, and (B) customer and dealer reference checks and calls, credit checks, and background checks with respect to the relevant key management and principals of, Borrower and Guarantor; (ii) an examination of the Collateral and the collateral set forth in the Guaranty or the NAC Guaranty, the financial statements and the books, records, business, obligations, financial condition and operational state of NCI, Borrower and Guarantor, and each of NCI, Borrower and Guarantor shall have demonstrated to Agent’s satisfaction, in its reasonable discretion, that (x) operations comply, in all respects deemed material by Agent, in its sole discretion, with all applicable federal, state, foreign and local laws, statutes and regulations, (y) operations are not the subject of any governmental investigation, evaluation or remedial action that could result in any expenditure or liability deemed material by Agent, in its sole discretion, and (z) it has no liabilities or obligations (whether contingent or otherwise) that are deemed material by Agent, in its sole discretion; and (iii) an examination of the cash management system of each of NCI, Borrower and Guarantor.

(e) Agent and the Lenders shall have received, or simultaneously therewith shall receive, all fees and expenses required to be paid by Borrower on or prior to the Closing Date.

(f) all in form and substance satisfactory to Agent, in its sole discretion, Agent shall have received, or simultaneously therewith shall receive, such consents, licenses, Permits, approvals and agreements from such third parties as Agent and its counsel shall determine in their sole discretion are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) the pledge of the Pledged Shares, (iii) claims against NCI, Borrower, Guarantor or the Collateral, and/or (iv) agreements, documents or instruments to which Borrower is a party or by which any of its properties or assets is bound or subject;

(g) Borrower shall (in its own name or through coverage provided by Guarantor) be in compliance with Section 6.5 and Section 7.7 hereof, and Agent shall have received, or simultaneously therewith shall receive, evidence satisfactory to Agent of all such required insurance policies and endorsements thereto and confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full;

(h) no default (after any applicable grace or cure period has expired or been cancelled) shall exist pursuant to any obligations, if any, of NCI, Borrower or Guarantor under any material contract, and each of NCI, Borrower and Guarantor shall be in compliance with applicable laws, and there shall exist no fact, condition or circumstance that, with the passage of time, the giving of notice or both, would reasonably be expected to result in a Material Adverse Effect on NCI, Borrower and Guarantor;

(i) none of NCI, Borrower, Guarantor or any principal or key management personnel of any of the foregoing, shall have been indicted or is under active investigation by a U.S. Attorney for a felony crime;

(j) Agent shall have received, or simultaneously therewith shall receive, a control agreement, in form and substance contemplated hereby, covering the Blocked Account and each other Deposit Account of Borrower and NCI (other than the Interest Reserve Account and the Existing Accounts) providing, inter alia, that Agent, for the benefit of itself and the other Lenders, shall have a first priority perfected security interest in each account covered thereby;

(k) Agent shall have received, or simultaneously therewith shall receive, evidence that the Blocked Account(s) and the Interest Reserve Account have been established;

(l) Borrower shall have paid, or simultaneously therewith shall pay, the broker fee owing to Sam DelPresto in connection with the transaction evidenced by the Loan Documents;

(m) Guarantor shall have delivered, or simultaneously therewith shall deliver, to Agent the Guaranty and the Warrant Agreement, each duly executed by a Responsible Officer of Guarantor;

(n) each of the conditions precedent set forth in the Guaranty shall have been satisfied or simultaneously therewith shall be satisfied;

(o) Agent shall have received, or simultaneously therewith shall receive, the Instruction Letter executed by NCI;

(p) Borrower shall have made arrangements satisfactory to Agent for the prepayment of interest owing for the first six (6) months following the Closing Date;

(q) Agent shall have received, or simultaneously therewith shall receive, from the Borrower a proposed sources and uses with respect to the proceeds of the Loan;

(r) Agent shall have received, or simultaneously therewith shall receive, such other documents and items as Agent deems necessary, in its Permitted Discretion; and

(s) Agent shall have received a written certificate, executed by each of (i) the Person serving as the initial Independent Director, (ii) a Responsible Officer of the Borrower and (iii) a Responsible Officer of NCI, certifying that such initial Independent Director meets all of the requirements set forth in the definition of the term “Independent Director”.

V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date as follows:

5.1 Organization and Authority. Each Borrower Entity (a) is duly organized, validly existing and in good standing under the laws of its state of organization, (b) has all requisite power and authority to own its properties and assets (including, without limitation, with respect to Borrower, the Collateral) and to carry on its business as now being conducted and as and to the extent contemplated in the Loan Documents, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on such Borrower Entity, (c) is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure to so qualify would reasonably be likely to have or result in a Material Adverse Effect on such Borrower Entity and (d) is in compliance in all material respects with all Requirements of Law.

5.2 Loan Documents. The Loan Documents to which each Borrower Entity is a party have been duly executed and delivered by or on behalf of such Borrower Entity. The execution, delivery and performance by each Borrower Entity of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of such Borrower Entity; (b) do not violate any provisions of (i) any applicable Requirements of Law, (ii) any order of any Governmental Authority binding on such Borrower Entity or any of its properties, or (iii) the organizational documents of such Borrower Entity, or any agreement between such Borrower Entity and its equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance that, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which such Borrower Entity is a party or by which the properties or assets of such Borrower Entity are bound, the effect of which would reasonably be expected to have or result in a Material Adverse Effect on such Borrower Entity; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of such Borrower Entity, and (e) except for filings in connection with the perfection of Agent’s Liens, compliance with applicable federal and state securities laws and such other laws as may be applicable to the performance of its obligations hereunder, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person except as have obtained prior to the Closing Date. When executed and delivered, each of the Loan Documents to which either Borrower Entity is a party will constitute the legal, valid and binding obligation of such Borrower Entity, enforceable against such Borrower Entity in accordance with its terms, subject to the effect of any Debtor Relief Laws and to the application of principles of equity, which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3 Subsidiaries, Capitalization and Ownership Interests. Neither Borrower Entity has any Subsidiaries as of the Closing Date, other than NCI (which is a Subsidiary of Borrower) and the Company (which may be a Subsidiary of NCI). Schedule 5.3 states the authorized and issued capitalization of each Borrower Entity and the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of each Borrower Entity and the record owners thereof (including options, warrants and other rights to acquire any of the foregoing) as of the Closing Date. The outstanding equity securities and/or ownership or voting interests of each Borrower Entity have been duly authorized and validly issued and, in the case of shares of capital stock only, are fully paid and nonassessable, and each Person listed on Schedule 5.3 as of the Closing Date owns of record all of the equity securities it is listed as owning free and clear of any Liens other than Liens created by the Loan Documents and Permitted Liens. Schedule 5.3 also lists the directors of each Borrower Entity as of the Closing Date.

5.4 Properties. Each Borrower Entity (a) is the sole owner of, and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its properties and assets, whether personal or real, subject to no Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with each lease or license to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to Borrower, and all leases of real property covering or with respect to such properties as of the Closing Date. The leases identified on Schedule 5.4 comprise all of the leases for real property used or otherwise related to the business of Borrower and such leases are in full force and effect. All personal property and assets of Borrower are in good repair, working order and condition (normal wear and tear excepted) and are suitable and adequate for the uses for which they are being used or are intended except where the failure to do so would not have a Material Adverse Effect on Borrower.

5.5 Other Agreements. Neither Borrower Entity is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, that would materially adversely effect its ability to execute and deliver, or perform under, any Loan Document to which it is a party or to pay the Obligations it is obligated thereunder to pay, (b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity, nor is there any event, fact, condition or circumstance that would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its business.

5.6 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to the best of its knowledge, threatened against Borrower or any of its Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision that would be reasonably likely to have a Material Adverse Effect on either Borrower Entity or (ii) that questions the validity or enforceability of any of the Loan Documents to which either Borrower Entity is a party or any action to be taken in connection with the transactions contemplated hereby and with respect to which there is a reasonable likelihood of a Material Adverse Effect on either Borrower Entity or adverse decision.

5.7 Hazardous Materials. Each Borrower Entity is in compliance in all material respects with all applicable Environmental Laws, and it has not been notified of any action, suit, proceeding or investigation (a) relating in any way to non-compliance by or liability of such Borrower Entity under any Environmental Laws, (b) that otherwise alleges that such Borrower Entity has a liability or potential liability with respect to any Hazardous Substance or any Environmental Law, or (c) that seeks to suspend, revoke or terminate any license, permit or approval granted to such Borrower Entity and necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8 Tax Returns; Governmental Reports; Taxes. Each Borrower Entity (a) has filed all federal, state, foreign (if applicable) and local tax returns and other reports that are required by law to be filed by such Borrower Entity, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable by such Borrower Entity, except only for items that such Borrower Entity is currently contesting in good faith and for which adequate reserves have been established.

5.9 Financial Statements and Reports. All financial statements and financial information relating to either Borrower Entity that have been delivered to Agent are (a) consistent with the books of account and records of such Borrower Entity, (b) have been prepared in accordance with GAAP, on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (c) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of such Borrower Entity at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Neither Borrower Entity has any material obligations or liabilities of any kind required to be disclosed therein that are not disclosed in the financial statements of such Borrower Entity submitted to Agent, and since the date of the most recent financial statements submitted to Agent pursuant to Section 6.1 hereof, there has not occurred any Material Adverse Change to such Borrower Entity or Material Adverse Effect on such Borrower Entity or, to Borrower’s knowledge, any other event or condition that would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity.

To the best of Borrower’s knowledge, the financial statements of the Company that have been delivered to Agent (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Company, as of the dates and for the periods indicated, and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein and that any such financial statements that are unaudited contain no footnotes or year-end adjustments. To the best of Borrower’s knowledge, since the date of the most recent financial statements of the Company, there has been no Material Adverse Change with respect to the Company. To the best of Borrower’s knowledge, except as disclosed in such financial statements, the Company is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to the Company.

5.10 Compliance with Law; Business. Each Borrower Entity (a) is in compliance in all material respects with all Requirements of Law of any Governmental Authority applicable to such Borrower Entity and such Borrower Entity’s assets and/or operations and (b) is not in violation of any order of any Governmental Authority or other board or tribunal binding upon such Borrower Entity, except, in the case of both (a) and (b), where noncompliance or violation would not reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity. Neither Borrower Entity has received any notice that such Borrower Entity is not in material compliance in any respect with any of the requirements of any of the foregoing. Except as would not reasonably be expected to have or result in a Material Adverse Effect on either Borrower Entity, such Borrower Entity has not (i) engaged in any non-exempt prohibited transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), (ii) failed to meet any applicable minimum funding requirement under Section 302 of ERISA with respect to any pension plan subject thereto or made any application for a funding waiver or delayed extension of any amortization period under Section 412(d) and (e) of the Code, (iii) knowledge of any event or occurrence that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any of its employee benefit plans, (iv) fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Title IV of ERISA. With respect to each Borrower Entity, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(c)(2) and 4043(c)(3) thereof, for which the thirty (30) day notice period contained in the applicable regulations thereto has not been waived. Each Borrower Entity has maintained in all material respects all records required by any applicable Governmental Authority to be maintained. Neither Borrower Entity has engaged, directly or indirectly, in any business since its formation other than, in the case of NCI, the acquisition and ownership of the Membership Interest and making distributions to Guarantor and, in the case of Borrower, the acquisition and ownership of the Pledged Shares and making distributions to Guarantor.

5.11 Intellectual Property. Except as set forth on Schedule 5.11, neither Borrower Entity owns, licenses or utilizes, nor is a party to, any patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, domain name registrations, copyright applications, trade secrets, trade names, software (other than mass marketed, commercially available software) or licenses or other registrations or applications for registration of Intellectual Property. The items listed on Schedule 5.11 constitute all of the Intellectual Property (other than mass marketed, commercially available software) necessary or required for the operation of the Borrower Entities’ businesses as conducted as of the Closing Date, and the Borrower Entities own or have a valid and enforceable right to use all such Intellectual Property. All such items are in full force and effect, and none is in known conflict with the rights of others. Neither Borrower Entity is in breach of or default under the provisions of any license agreement, domain name registration or other agreement related to Intellectual Property, nor is there any event, fact, condition or circumstance that constitutes a breach or default with respect thereto that would reasonably be expected to be, have or result in a Material Adverse Effect on either Borrower Entity.

5.12 Licenses and Permits; Labor. Each Borrower Entity is in compliance in all material respects with respect to, and has, all Permits necessary or required by applicable law or any Governmental Authority for the operation of its business as presently conducted and as currently proposed to be conducted, except where noncompliance, violation or lack thereof would not reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity. All licenses and Permits necessary or required by applicable law or Governmental Authority for the operation of either Borrower Entity is listed on Schedule 5.12 (which Borrower shall update and keep current at all times during the Term), and all such Permits are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect would not reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity. Neither Borrower Entity has been involved in any labor dispute, strike, walkout or union organization that would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity.

5.13 No Default; Solvency. There does not exist any Default or Event of Default. Borrower is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower. NCI is and, after giving effect to the transactions contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of NCI, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of NCI, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to NCI.

5.14 Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing to Agent by or on behalf of either Borrower Entity in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower to Agent in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Borrower that, after due inquiry, would reasonably be expected to have a Material Adverse Effect on Borrower that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Agent for use in connection with the transactions contemplated hereby or thereby.

5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts. Neither Borrower Entity (a) has any outstanding Indebtedness or (b) owns or holds any equity or long-term debt investments in, or has any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person, except (as to both clause (a) and (b)) as permitted under Section 7.2 hereof. Each Borrower Entity has performed all material obligations that is required to have been performed pursuant to or in connection with any of its Indebtedness (other than the payment by NCI of intercompany obligations owed to Guarantor), and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event that now continues and that, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder.

5.16 Affiliated Agreements. Except as set forth on Schedule 5.16, there are no existing or proposed agreements, arrangements, understandings or transactions between either Borrower Entity, on the one hand, and such Borrower Entity’s officers, directors, stockholders, other equity holders, employees, or Affiliates or any members of their respective families, on the other hand.

5.17 Insurance. As of the Closing Date, each Borrower Entity has (directly or as provided under coverage provided by Guarantor) in full force and effect such insurance policies as are listed on Schedule 5.17.

5.18 Names; Location of Offices, Records and Collateral; Deposit Accounts and Investment Property. During the preceding five (5) years, neither Borrower Entity has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Each Borrower Entity is the sole owner(s) of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are such Borrower Entity’s invoices for products and/or services provide by such Borrower Entity. Each Borrower Entity maintains, and during the preceding five (5) years (or, if shorter, for the period since commencement of its operations) has maintained, places of business and chief executive offices only at the locations set forth on Schedule 5.18B or, after the Closing Date, as additionally disclosed to Agent in writing in accordance with Section 7.4 hereof, and all of the Collateral (in the case of Borrower) and its property (in the case of NCI) and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral (in the case of Borrower) and its property (in the case of NCI) are located and shall be located only in and at such locations (other than (i) any Deposit Accounts and (ii) any Collateral in the possession or control of Agent or any of its agents or representatives). All of the Collateral is located only in the continental United States. Schedule 5.18C lists all of the Deposit Accounts and Investment Property of each Borrower Entity as of the Closing Date. The organizational number of the Borrower is 4192899.

5.19 Non-Subordination. The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20 Legal Investments. Neither Borrower Entity is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.21 Broker’s or Finder’s Commissions. Except as set forth on the “Broker Schedule” attached hereto, no broker’s, finder’s or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its Affiliates or any of their officers, directors or agents with respect to the Loan or the transactions contemplated by the Loan Documents except for fees payable to Agent and the Lenders. Borrower agrees to indemnify Agent and the Lenders and hold each harmless from and against any claim, demand or liability for broker’s, finder’s or placement fees or similar commissions, whether or not payable by Borrower, alleged to have been incurred by or on behalf of Borrower or any of its Affiliates or any of their officers, directors or agents in connection with such transactions.

5.22 Survival. Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Agent and the Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of the Loan.

5.23 Corporate Separateness.

(i) The capital of each Borrower Entity is adequate for the business and undertakings of such Borrower Entity.

(ii) Each Borrower Entity does not:

(b) Commingle its assets with the assets of any other entity;

(c) Fail to use its own separate stationery, invoices and checks (to the extent applicable to, and actually used in, the conduct of its business);

(d) Fail to pay its liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds;

(e) Fail to maintain its records (including financial statements), books and accounts separate and apart from any other person or entity;

(f) Fail to maintain arm’s-length transactions with any of the Subsidiaries of Guarantor (with it being acknowledged and agreed that all transactions contemplated by the Loan Documents shall be deemed to have been entered into on an arm’s-length basis);

(g) Fail to promptly correct any known misunderstandings regarding its separate identity from any other entity;

(h) Guarantee or become obligated for the debts of any other Person other than pursuant to the NAC Guaranty;

(i) Hold its credit out as being available to satisfy the obligations of others other than pursuant to the NAC Guaranty;

(j) Pledge its assets for the benefit of any other entity or make any loans or advances to any entity other than (A) any loan owing by Borrower or NCI to Guarantor on the Closing Date, (B) the capital contribution to be made by Borrower to NCI on or about the Closing Date, (C) the payment and application by NCI to Guarantor of all or a portion of the amount so contributed in partial satisfaction of the intercompany account or obligations owed by NCI to Guarantor or (D) pursuant to the NAC Guaranty;

(k) Acquire the obligations or securities of any of its shareholders;

(l) Fail either to hold itself out as a separate legal entity or to conduct its business solely in its own name;

(m) Fail to allocate fairly and reasonably any overhead expenses that are shared with the Subsidiaries of Guarantor or other Affiliate; or

(n) Undertake any transaction in bad faith or with intent to delay, hinder or defraud any creditors thereof.

5.24 Independent Director. The board of directors of each Borrower Entity includes at least one Independent Director.

5.25 Investment Company Act. Neither Borrower Entity is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower Entity is subject to any Federal or state statute or regulation that limits its ability to incur indebtedness.

5.26 Collateral; Collateral Security.

(i) Borrower has not assigned, pledged or otherwise conveyed or encumbered the Pledged Shares to any other Person (except for Permitted Liens and Liens to be released on or prior to the Closing Date), and immediately prior to the pledge of the Pledged Shares to Agent, Borrower was the sole owner of the Pledged Shares and had good and marketable title thereto, free and clear of all Liens, in each case except for (a) Liens to be released prior to or on the Closing Date and (b) Permitted Liens.

(ii) The provisions of this Agreement are effective to create in favor of Agent a valid security interest in all right, title and interest of Borrower in, to and under the Collateral.

(iii) Upon the filing of financing statements on Form UCC-1 naming Agent as “Secured Party” and Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 5.18B, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the UCC in all right, title and interest of Borrower in, to and under such Collateral, which can be perfected by filing under the UCC.

(iv) Borrower hereby makes the representations and warranties set forth in Annex II with respect to the Pledged Shares.

(v) Except as provided in the Company LLC Agreement, NCI has not assigned, pledged or otherwise conveyed or encumbered the Membership Interest or any right therein, or with respect thereto, to any Person.

5.27 Prior Agreements. Neither Borrower Entity is now, nor has either Borrower Entity previously been, party to any material contract or agreement other than (i) in the case of NCI, (A) the Loan Documents to which it is party and (B) the Company LLC Agreement, and (ii) in the case of Borrower, the Loan Documents to which it is party. The Borrower has not engaged in any prior business or transactions, other than in anticipation of the transactions contemplated by the Loan Documents.

VI.	AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending):

6.1 Financial Statements, Reports and Other Information.

(a) Financial Reports of Borrower and Guarantor. Borrower shall furnish to Agent (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year ended January 31, the audited annual financial statements of Guarantor and its consolidated Subsidiaries on a consolidated, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by Grant Thornton LLP (or such other independent certified public accounting firm as may be approved by Agent, with such approval not be unreasonably withheld, delayed or conditioned) and accompanied by related management letters, if available, (ii) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year ended January 31, the unaudited annual financial statements of each of NCI and Borrower (in each case on a consolidated basis with its consolidated Subsidiaries, if any), consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, (iii) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter ended April 30, July 31 and October 31, unaudited financial statements of each of NCI, Borrower and Guarantor (in each case on a consolidated basis with its consolidated Subsidiaries, if any), consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding fiscal quarter, and (iv) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited financial statements of each of NCI, Borrower and Guarantor (in each case on a consolidated basis with its consolidated Subsidiaries, if any), consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With each such financial statement delivered pursuant to clauses (i), (ii), (iii) and (iv) above, Borrower shall also deliver a compliance certificate of a Responsible Officer of Borrower in the form reasonably satisfactory to Agent stating that (A) each such financial statement is a true, complete and correct copy of such financial statement, (B) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, and (C) no Default or Event of Default has occurred and is continuing, or, if any of the foregoing has occurred and is continuing, specifying the nature and status and period of existence thereof and the steps proposed to be taken with respect thereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Agent in its reasonable discretion. Notwithstanding anything contained herein, Borrower shall not be deemed to be in breach of its obligations hereunder with respect to the providing of any financial statements to Agent with respect to Guarantor and its consolidated Subsidiaries if such financial statements are provided to Agent within one (1) Business Day of being filed with the Securities and Exchange Commission and the same are timely filed with the Securities and Exchange Commission (inclusive of any permitted extension). Additionally, promptly, and in any event within ten (10) days after its receipt thereof Borrower shall provide to Agent a copy of (i) each monthly or other periodic financial statements of the Company, (ii) each request from the Company for additional capital contributions from its members and (iii) each written notice, written request or other official or substantive written communication received from the Company.

(b) Other Materials. Borrower shall furnish to Agent as soon as available, and in any event within thirty (30) calendar days after the preparation or issuance thereof or such other time as set forth below, as applicable: (i) any reports, returns, information, notices and other materials that Borrower shall send to its stockholder and/or directors generally or by class at any time, together with any and all supporting documentation related thereto, (ii) copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided by such independent accountants, (iii) copies of any and all materials, documents, instruments and other items that relate to, secure, evidence, give rise to or generate or otherwise relate to the Collateral, and (iv) such additional information, documents, statements, reports and other materials as Agent may reasonably request from time to time. Borrower shall furnish to Agent within thirty (30) calendar days after the end of each calendar month a report specifying all unpaid amounts, fees, payables and balances owing by Borrower to any Governmental Authority (other than for taxes) as of the last day of such ended calendar month. Borrower shall provide Agent with such other information regarding the financial condition, operations or business of Borrower as Agent may reasonably request from time to time. Borrower shall furnish, or cause NCI to furnish, to Agent as soon as available, and in any event within thirty (30) calendar days after the preparation or issuance thereof or such other time as set forth below, as applicable: (i) any reports, returns, information, notices and other materials that NCI shall send to its stockholder and/or directors generally or by class at any time, together with any and all supporting documentation related thereto, (ii) copies of any reports submitted to NCI by its independent accountants in connection with any interim audit of the books of NCI and copies of each management control letter provided by such independent accountants, (iii) copies of any and all materials, documents, instruments and other items that relate to, secure, evidence, give rise to or generate or otherwise relate to the Membership Interest, and (iv) such additional information, documents, statements, reports and other materials as Agent may reasonably request from time to time. Borrower shall furnish, or cause NCI to furnish, to Agent within thirty (30) calendar days after the end of each calendar month a report specifying all unpaid amounts, fees, payables and balances owing by NCI to any Governmental Authority (other than for taxes) as of the last day of such ended calendar month. Borrower shall provide, or cause NCI to provide, Agent with such other information regarding the financial condition, operations or business of NCI as Agent may reasonably request from time to time.

(c) Notices. Borrower shall promptly, and in any event within five (5) Business Days after Borrower obtains knowledge thereof, notify Agent in writing of (i) any notice Borrower received of any claims, offsets or disputes asserted by the Company with respect to the Membership Interest, (ii) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against either Borrower Entity or any of its property or assets to the extent (A) the amount in controversy exceeds $50,000 with respect to such Borrower Entity, individually, or $150,000 in the aggregate, or (B) to the extent any of the foregoing seeks injunctive relief, (iii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iv) any other development, event, fact, circumstance or condition that would reasonably be expected to be, have or result in a Material Adverse Effect on either Borrower Entity, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (v) any matter(s) in the amount of $50,000 in existence at any one time affecting the value, enforceability or collectability of any Collateral, (vi) receipt of any material notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $50,000 with respect to either Borrower Entity, individually, or $150,000 in the aggregate, (vii) receipt of any notice or document by Borrower regarding any lease of real property of either Borrower Entity (and such notice shall include a copy of the notice or document), (viii) any lease of real property entered into by either Borrower Entity after the Closing Date, (ix) the filing, recording or assessment of any federal, state, local or foreign Tax Lien against the Collateral, (x) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to either Borrower Entity that would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity or with respect to any Collateral, (xi) any change in the corporate name of either Borrower Entity, (xii) the loss, termination or expiration of any contract to which either Borrower Entity is a party or by which its properties or assets are subject or bound where such loss, termination or expiration would reasonably be expected to be, have or result in a Material Adverse Effect on such Borrower Entity and/or (xiii) the occurrence of any event, or the existence of any condition, that would reasonably be expected to have a Material Adverse Effect on such Borrower Entity (exclusive, however, in case of any such event or condition referred to in this clause (xiii), any adverse effect, event, occurrence, state of facts, development or consequences arising from or relating to (A) conditions affecting generally the industry or market in which either Borrower Entity or the Company participates; (B) changes in law, rules, regulations, orders or other binding directives issued by any governmental authority; (C) either Borrower Entity’s performance of, or compliance with, the terms of, or the taking of any action required by, this Agreement or any other Loan Document; or (D) any act or omission by Agent or any of the Lenders or any employee, agent or other representative thereof).

(d) Deposit Accounts, Other Accounts and Investment Property. Borrower shall (i) promptly, and in any event within five (5) Business Days after Borrower (A) establishes any Deposit Account (other than the Existing Accounts), securities account, money market account or any similar account, or (B) becomes the owner of any Investment Property (other than any interest in the Company), in each case, on and with respect to which Agent does not have a perfected, first priority Lien, notify Lender of such, and thereafter (ii) deliver to Agent, within ten (10) Business Days, documentation to perfect Agent’s Lien thereon and provide Agent control of, in each case in form and substance reasonably acceptable.

(e) Financial Reports of Company. Borrower shall cause NCI to furnish to Agent, as soon as available (and in any event within five (5) Business Days after receipt thereof by NCI), a copy of all financial statements and other reports (including financial reports) and notices received by NCI with respect to the Company, in each case accompanied by a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Agent, stating that such financial statements, reports and notices, as appropriate, are true, complete and correct copies of the items received from the Company.

6.2 Payment of Obligations. Borrower shall make or cause to be made full and timely indefeasible payment in cash of the principal of and interest on the Loan and all other Obligations when due and payable (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending).

6.3 Conduct of Business and Maintenance of Existence and Assets. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall (a) conduct its business in compliance with its Governing Agreement, (b) maintain all of its Collateral used or useful in its business in good repair, working order and condition (normal wear, tear and obsolescence excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (c) from time to time to make all necessary repairs, renewals and replacements thereof (except for such as are no longer necessary for the conduct of Borrower’s business); (d) maintain and keep in full force and effect its existence all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would reasonably be expected to be, have or result in a Material Adverse Effect on Borrower; (e) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect on Borrower, and (f) maintain, comply with and keep in full force and effect its existence and all Intellectual Property necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect would not reasonably be expected to be, have or result in a Material Adverse Effect on Borrower. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall cause NCI to (a) conduct its business in compliance with its Governing Agreement, (b) maintain all of its property used or useful in its business in good repair, working order and condition (normal wear, tear and obsolescence excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (c) from time to time to make all necessary repairs, renewals and replacements thereof (except for such as are no longer necessary for the conduct of NCI’s business); (d) maintain and keep in full force and effect its existence all material Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification would reasonably be expected to be, have or result in a Material Adverse Effect on NCI; (e) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations could not reasonably be expected to be, have or result in a Material Adverse Effect on NCI, and (f) maintain, comply with and keep in full force and effect its existence and all Intellectual Property necessary to conduct its business, except in each case where the failure to maintain, comply with or keep in full force and effect would not reasonably be expected to be, have or result in a Material Adverse Effect on NCI.

6.4 Compliance with Legal and Other Obligations. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall (a) comply in all material respects with all Requirements of Law of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay (or arrange for payment of) all taxes (including any real estate taxes), assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect on Borrower. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall cause NCI to (a) comply in all material respects with all Requirements of Law of all Governmental Authorities applicable to NCI or its business, assets or operations, (b) pay (or arrange for payment of) all taxes (including any real estate taxes), assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (d) properly file all reports required to be filed with any Governmental Authority, except under clauses (a), (b), (c), and/or (d) where the failure to comply, pay, file or perform would not reasonably be expected to be, have or result in a Material Adverse Effect on NCI.

6.5 Insurance.

(a) To the extent that Borrower acquires any tangible property other than the Pledged Shares having a fair market value in excess of $250,000, Borrower shall (i) keep such property adequately insured in all material respects (subject to customary exceptions and deductibles) against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount (if any) required by this Agreement, applicable law and any agreement to which Borrower is a party or pursuant to which Borrower provides any services, including, without limitation, liability, errors and omissions and property and business interruption insurance, as applicable and (ii) maintain general liability insurance (subject to customary exceptions and deductibles) at all times against liability on account of damage to Persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business of a similar size engaged in activities similar to those of Borrower. To the extent that NCI acquires any tangible property other than the Membership Interest having a fair market value in excess of $250,000, Borrower shall cause NCI to (i) keep such property adequately insured in all material respects (subject to customary exceptions and deductibles) against losses, damages and hazards as are customarily insured against by businesses of similar size engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount (if any) required by this Agreement, applicable law and any agreement to which NCI is a party or pursuant to which NCI provides any services, including, without limitation, liability, errors and omissions and property and business interruption insurance, as applicable and (ii) maintain general liability insurance (subject to customary exceptions and deductibles) at all times against liability on account of damage to Persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business of a similar size engaged in activities similar to those of NCI. Each of the foregoing insurance policies of Borrower or NCI (as the case may be) and related coverage levels shall (i) be reasonably satisfactory in form and substance to Agent, (ii) name Agent, for the benefit of itself and the other Lenders, as a loss payee or additional insured thereunder, as applicable, and (iii) expressly provide that such insurance policies and coverage levels cannot be altered, amended or modified in any manner that is adverse to Agent and/or the Lenders, or canceled or terminated without at least thirty (30) calendar days’ prior written notice to Agent, and that they inure to the benefit of Agent and the Lenders, notwithstanding any action or omission or negligence of or by Borrower or NCI or any insured thereunder.

(b) Borrower shall cause NCI to forward to Agent promptly upon NCI’s receipt thereof a copy of the annual insurance certificate evidencing the insurance coverage maintained by the Company with respect to the Angelika Theatre (as such term is defined in the Company LLC Agreement).

6.6 True Books. Borrower shall (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims with respect to its business. Borrower shall cause NCI to (a) keep true, complete and accurate (in accordance with GAAP, except for the omission of footnotes and year-end adjustments in interim financial statements) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims with respect to its business.

6.7 Inspection; Periodic Audits; Quarterly Review. Borrower shall permit the representatives of Agent and each Lender, or any legal counsel, independent contractor, auditor or consultant engaged by Agent (collectively, the “Agent Representatives”), from time to time during normal business hours and upon reasonable advance notice, to (a) visit and inspect any of Borrower’s offices or properties or any other place where the Collateral is located to inspect the Collateral and/or to examine and/or audit all of Borrower’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s business, operations, prospects, properties, assets, liabilities and/or condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, that no such notice shall be required so long as a Default or an Event of Default has occurred and is continuing and, provided, further, however, that the right granted above shall not be exercised in a manner that would interfere with the conduct of Borrower’s business. Borrower’s officers (subject to their reasonable availability) and Agent or any Agent Representatives shall meet upon the request and reasonable prior notice of Agent (which meeting may take place telephonically if requested by Agent) to review Borrower’s business, operations, prospects, properties, assets, liabilities and/or condition. Borrower shall cause NCI to permit the representatives of Agent and each Lender, or any Agent Representative, from time to time during normal business hours and upon reasonable advance notice, to (a) visit and inspect any of NCI’s offices or properties or any other place where property of NCI is located to inspect such property and/or to examine and/or audit all of NCI’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss NCI’s business, operations, prospects, properties, assets, liabilities and/or condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, that no such notice shall be required so long as a Default or an Event of Default has occurred and is continuing and, provided, further, however, that the right granted above shall not be exercised in a manner that would interfere with the conduct of NCI’s business. NCI’s officers (subject to their reasonable availability) and Agent or any Agent Representatives shall meet upon the request and reasonable prior notice of Agent (which meeting may take place telephonically if requested by Agent) to review NCI’s business, operations, prospects, properties, assets, liabilities and/or condition. Except following and during the continuation of an Event of Default, the rights granted under this Section 6.7 (or any similar or parallel rights) shall not be exercisable more than twice with during any period of twelve consecutive months.

So long as no Event of Default shall have occurred and be continuing, Agent and the Lenders shall be responsible for the payment of the costs and expenses incurred in connection with such inspections and examinations, except that Borrower shall reimburse Agent and the Lenders for the reasonable expenses paid by Agent or the Lenders to third parties in connection with such examination. So long as an Event of Default shall have occurred and be continuing, Borrower will reimburse Agent and the Lenders for the reasonable costs and expenses incurred by them in connection with such inspections and examinations.

6.8 Further Assurances; Post Closing. At Borrower’s cost and expense, Borrower shall (a) within five (5) Business Days (or such longer period in the case of actions involving third parties as may be reasonably necessary under the circumstances) after Agent’s request therefore, duly execute and deliver such further agreements, assignments, instructions or documents as Agent may reasonably request, and use reasonable commercial efforts to take such further actions, and to obtain such consents and approvals, as Agent may reasonably request, in order to effectuate the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence and during the continuation of a Default or Event of Default, and (b) upon the exercise by Agent or any Lender during the continuation of an Event of Default of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of another Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required in order to obtain such consent, approval, registration, qualification or authorization. Agent may, at any time and from time to time, request a certificate from an officer of Borrower representing that all conditions precedent to the making of the Loan contained herein have been satisfied. Agent may, at its option, cease to make any further loan until Agent has received such certificate and Agent has determined, in its sole and absolute discretion, that such conditions are satisfied.

6.9 Payment of Indebtedness. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves shall have been made in accordance with GAAP consistently applied and consistent with past practices. Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), Borrower shall cause NCI to pay, discharge or otherwise satisfy when due and payable (subject to applicable grace periods and, in the case of trade payables, to ordinary course of payment practices) all of its obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves shall have been made in accordance with GAAP consistently applied and consistent with past practices.

6.10 Other Liens. If Liens other than Permitted Liens exist with respect to any of the Collateral, Borrower promptly shall take all actions, and execute and deliver all documents and instruments, necessary to release and terminate such Liens.

6.11 Use of Proceeds. Borrower shall use the proceeds from the Loan only for the purposes set forth in the recitals to this Agreement.

6.12 Collateral Documents; Security Interest in Collateral.

(a) On demand of Agent, Borrower shall make available to Agent copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve the Collateral. Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Agent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent’s perfected first priority Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent’s perfected first priority and perfected Lien on the Collateral, and (iii) defend the Collateral and Agent’s first priority and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent (except for Permitted Liens), and pay all costs and expenses (including, without limitation, reasonable in-house documentation and diligence fees and reasonable legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which may, at Agent’s reasonable discretion, be added to the Obligations.

(b) If, after the date hereof, Borrower shall (i) obtain any domain names, (ii) any registered Trademark or Patent or Copyright, or apply for any such registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency in the United States, any state thereof, any political subdivision thereof or in any other country, or (iii) becomes the owner of any Trademark, Patent or Copyright registrations or applications for Trademark, Patent or Copyright registration used in the United States or any state thereof, political subdivision thereof or in any other country, the provisions of Section 2.12 hereof shall automatically apply thereto. Upon the request of Agent, Borrower shall, or shall use reasonable commercial efforts to cause the applicable Person to, promptly execute and deliver to Agent any and all such collateral assignments, agreements, instruments, documents and other papers as may be reasonably requested by Agent to evidence the security interest in and collateral assignment of Borrower’s right, title and interest in such Trademark, Patent or Copyright, as the case may be, in favor of Agent, for the benefit of itself and the other Lenders. Borrower shall use commercially reasonable efforts to: (i) prosecute diligently its Trademark, Patent or Copyright application at any time pending; (ii) make application for registration or issuance of all new Trademarks, Patents and Copyrights as reasonably deemed appropriate by Borrower; (iii) preserve and maintain all rights in such Intellectual Property; and (iv) use reasonable commercial efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies with respect to such Intellectual Property. Borrower shall not abandon any material right to file a Trademark, Patent or Copyright application nor shall Borrower abandon any material pending Trademark, Patent or Copyright application, or material Trademark, Patent or Copyright without the prior written consent of Agent.

6.13 Independent Director. At least one member of the Board of Directors of each Borrower Entity shall be an Independent Director who is reasonably acceptable to Agent (with it being agreed and understood that the failure of a Borrower Entity to comply with this Section 6.13 on account of the death, resignation or removal for cause from the Board of Directors of such Borrower Entity of an individual who is an Independent Director shall not constitute a Default or Event of Default under this Agreement provided that such Borrower Entity, within sixty (60) days after the date on which such vacancy occurs, fills the vacancy created thereby in the Board of Directors of such Borrower Entity with another individual who is an Independent Director reasonably acceptable to Agent). The Agent and the Lender hereby acknowledge that Michael Preston is acceptable as the initial Independent Director of each Borrower Entity.

6.14 Taxes and Other Charges. All payments and reimbursements to Agent, for the benefit of itself and the other Lenders, made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever (“Taxes”), excluding taxes to the extent imposed on Agent’s or any Lender’s net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Agent, for the benefit of itself and the other Lenders, then the sum payable to Agent, for the benefit of itself and the other Lenders, shall be increased as may be necessary so that, after making all required deductions, Agent, for the benefit of itself and the other Lenders, receives an amount equal to the sum it would have received had no such deductions been made. In the event of any withholding by Borrower of any Taxes as contemplated by the foregoing with respect to any pay to Agent or any Lender and the payment thereof to any taxing authority, Agent or such Lender (as the case may be) shall promptly make application for the refund or other credit of the amount so withheld, and to the extent that Agent or such Lender (as the case may be) receives a refund or credit against Taxes due on account of the amount so withheld, Agent or such Lender (as the case may be) shall promptly pay the same over to Borrower. Notwithstanding any other provision of any Loan Document, if at any time after the Closing or the making of the Loan (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (c) compliance by Agent with any request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects Agent and/or any Lender to any Taxes of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to any Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or Upfront Fees or other fees or amounts payable hereunder or changes in the rate of tax on the overall net income of Agent or any Lender), or (c) imposes on Agent and/or any Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Agent and/or any Lender of making or continuing or maintaining the Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent, for the benefit of itself and the other Lenders, any additional amounts necessary to compensate Agent and/or the Lenders, on an after-tax basis, for such additional cost or reduced amount. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.14, it shall promptly give Borrower written notice of the event by reason of which Agent or such Lender has become so entitled and, in reasonable detail, how such amount was determined, and each such notice of additional amounts payable pursuant to this Section 6.14 submitted by Agent and/or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes. Borrower shall not be required to pay to Agent or any such Lender any such amount that has arisen or accrued more than thirty (30) days prior to the date of Borrower’s receipt of such written notice. In the event Agent or any Lender provides any such notice to Borrower, then (notwithstanding anything contained herein to the contrary) Borrower may thereafter prepay, in whole or in part and without any premium or penalty (including the Exit Fee), the outstanding amount of the Loan made by Agent or such Lender.

6.15 Delivery of Information. Unless otherwise specified by Agent, Borrower shall deliver all reports and asset-level information required to be delivered to Agent hereunder to be delivered to Agent electronically through an electronic system that is reasonably acceptable to Agent.

6.16 Use of Premises of Company. Prior to the expiration of the Term or, if earlier, the satisfaction of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) Borrower shall cause NCI to use reasonable efforts to cause the Company to allow Agent to hold three benefits during any Loan Year (where “Loan Year” means a twelve-month period commencing on the Closing Date (or any anniversary thereof) and ending on the day immediately preceding the following anniversary of the Closing Date), free of charge to Agent (subject to the following proviso), at the Angelika Theatre, located in downtown New York City, on upon dates mutually agreeable to Agent and the Company; provided that (a) such benefits shall not be held at any time, for any duration, in any manner or for any purpose that would disrupt or disturb the Company’s theatre operations, conflict with the nature or character of the facility or otherwise materially interfere with the normal operations of the Company’s business and (b) the Borrower Entities shall not be obligated to expend more than $10,000 for any catering or other out-of-pocket expenses (inclusive of out-of-pocket reimbursements paid by either Borrower Entity to the Company or any other Person that is not an Affiliate of such Borrower Entity) associated with any such benefit.

6.17 Financial Covenants.

(a) The aggregate amount of distributions received by NCI from the Company and paid to Agent and/or the Lenders in the twelve month period ending on the second anniversary of the Closing Date shall not be less than Five Hundred Thousand Dollars ($500,000). For purposes of calculating compliance with the provisions of this Section 6.17(a), all amounts on deposit in the Interest Reserve Account on the second anniversary of the Closing Date shall, solely for purposes of this covenant, be treated as having been received by NCI from the Company and paid to Agent and/or the Lenders in the twelve month period ending on the second anniversary of the Closing Date.

(b)The aggregate amount of funds paid by, or on behalf of, Borrower to Agent and/or the Lenders (inclusive of any payment made from the Blocked Account, otherwise by NCI or by Guarantor) during the twenty-four month period ended on the second anniversary of the Closing Date shall not be less than One Million, Two Hundred Fifty Dollars ($1,250,000).

6.18 Consolidated Tax Returns. The Borrower shall make all elections, and shall cause NCI to make all elections, necessary for Borrower and NCI to be included in a consolidated income tax return with the Guarantor and its Subsidiaries.

6.19 Existing Accounts. Borrower shall close, and shall cause NCI to close, each of the Existing Accounts by not later than the fifth Business Day following the Closing Date.

VII.	NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending):

7.1 Corporate Separateness. Borrower shall not, and shall not cause or permit NCI to:

(i)	Commingle its assets with the assets of any other entity;

(ii)	Fail to use its own separate stationery, invoices and checks (to the extent applicable to, and actually used in, the conduct of its business);

(iii)
Except as otherwise prescribed in any of the Loan Documents (including, without limitation, Sections 7.2 and 7.5 hereof), fail to pay its liabilities (including, as applicable, shared personnel and overhead expenses) from its own funds;

(iv)	Fail to maintain its records (including financial statements), books and accounts separate and apart from any other person or entity;

(v)	Except as otherwise required or contemplated in any of the Loan Documents, fail to maintain arm’s-length transactions with any of the Subsidiaries of Guarantor;

(vi)	Fail to promptly correct any known misunderstandings regarding its separate identity from any other entity;

(vii)	Except as otherwise required or contemplated in any of the Loan Documents, guarantee or become obligated for the debts of any other entity or person;

(viii)	Except as otherwise required or contemplated in any of the Loan Documents, hold its credit out as being available to satisfy the obligations of others;

(ix)
Pledge its assets for the benefit of any other entity, or make any loans or advances to any entity other than (a) the application of proceeds of the Loan to repayment amounts owed by Borrower or NCI to Guarantor and (b) the application of distributions payable to NCI on account of or with respect to the Membership Interest to payment of the Obligations for the account of Borrower;

(x)	Acquire the obligations or securities of any of its shareholders;

(xi)	Fail either to hold itself out as a separate legal entity or to conduct its business solely in its own name;

(xii)	Fail to allocate fairly and reasonably any overhead expenses that are shared with the Subsidiaries of Guarantor or other Affiliate; or

(xiii)	Undertake any transaction in bad faith or with intent to delay, hinder or defraud any creditors thereof.

7.2 Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (“Borrower Permitted Indebtedness”): (a) Indebtedness created incurred or assumed under or pursuant to any requirements of any of the Loan Documents, (b) any charges for income taxes, audit fees and allocated overhead fees paid by Guarantor or NCI after the Closing Date and allocable to Borrower, and (c) any obligations owing to Guarantor or NCI on account of, or with respect to, any money advanced to, or for the account of, Borrower for purposes of paying any portion of the Obligations; provided, however, that (x) in the case of clause (b), all or a portion of the amounts referred to therein may be paid from the proceeds of the Loan and (y) in the case of clauses (b) and (c), the amounts referred to therein may be paid by Borrower if, and only to the extent that, Borrower has funds available to make such payments in accordance with the payment waterfall set forth in Section 2.5(b) hereof. Borrower shall not cause or permit NCI to create, incur, assume or suffer to exist any Indebtedness, except the following (“NCI Permitted Indebtedness”): (a) Indebtedness created incurred or assumed under or pursuant to any requirements of any of the Loan Documents, (b) any charges for income taxes, audit fees and allocated overhead fees paid by Guarantor or Borrower after the Closing Date and allocable to NCI, or (c) Indebtedness in the amount of Six Million, Four Hundred Seventy-Four Thousand, Two Hundred Fifty-Three Dollars ($6,474,253) owing by NCI to Guarantor on the Closing Date.

7.3 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and the other Lenders, (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by the obligor therefore in accordance with GAAP, (c) (i) statutory Liens of landlords (provided, that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Agent in its reasonable discretion), and of carriers, warehousemen, mechanics, workmen, repairmen and/or materialmen, (ii) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by the obligor therefore in accordance with GAAP, (iii) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated by the current use or occupancy of such real property or the operation of the owner’s or occupant’s business thereon; and (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness for borrowed money), statutory obligations and other similar obligations, (e) deposits and bonds provided under any lease, (f) such Liens as may be existing or created under or pursuant to the Company LLC Agreement, and (g) any right of set-off granted in favor of any financial institution in respect of Deposit Accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement or any of the other Loan Documents; provided, that, with respect to any such Deposit Account (other than the Existing Accounts), Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its reasonable discretion. Borrower shall not cause or permit NCI to create, incur, assume or suffer to exist any Lien (except for Permitted Liens) upon, in or against, or pledge of, the Membership Interest or any other assets of NCI, whether now owned or hereafter acquired.

7.4 Investments; Investment Property; New Facilities or Collateral; Subsidiaries. Borrower shall not, directly or indirectly, and shall not cause or permit NCI, directly or indirectly, to (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or Equity Interests or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture (exclusive, however, of (1) any interest in the Company, Deposit Accounts with financial institutions in the ordinary course of business or as required by this Agreement or any of the other Loan Documents (provided, that with respect to any such Deposit Accounts (other than the Existing Accounts), Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its reasonable discretion) and (2) Cash Equivalents with respect to which Agent has a perfected, first priority Lien and control agreement, each in form and substance satisfactory to Agent in its reasonable discretion), or (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except (i) those set forth on Schedule 5.3 as of the Closing Date and (ii)(A) any interest in the Company, Deposit Accounts with financial institutions in the ordinary course of business or as required by this Agreement or any of the other Loan Documents (provided, that with respect to any such Deposit Accounts (other than the Existing Accounts), Agent has a perfected Lien thereon and control thereof, in form, scope and substance satisfactory to Agent in its reasonable discretion) and (B) Cash Equivalents with respect to which Agent has a perfected, first priority Lien and control agreement, each in form and substance satisfactory to Agent in its reasonable discretion). Borrower shall not make or permit to exist, and shall not cause or permit NCI to make or permit to exist, any loan, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person; provided, however, that (a) Borrower may cause all or any portion of the proceeds from the Loan advanced to Borrower to be contributed to the capital of NCI, (b) NCI may cause all or any portion of the amount so contributed by Borrower to be applied and paid to Guarantor in order to discharge obligations owing by NCI to Guarantor and (c) any action taken by either Borrower Entity in compliance with the Loan Documents shall not be deemed to constitute a breach of this Section 7.4 or any other provisions of the Loan Documents. Borrower shall not, and shall not cause or permit NCI to, purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located outside of the continental United States. Borrower shall not have any Subsidiaries (other than NCI), and Borrower shall not cause or permit NCI to have any Subsidiaries (other than the Company).

7.5 Dividends; Redemptions; Equity. Notwithstanding any provision of any Loan Document (other than the immediately following sentence), after the Closing Date Borrower shall not, and shall not cause or permit NCI to, (a) declare, pay or make any dividend or distribution on any Equity Interests or other securities or ownership interests, (b) apply any of its funds, property or assets to the acquisition, redemption, defeasance or other retirement of any of its Equity Interests or other securities or interests issued by it or of any options to purchase or acquire any of the foregoing, (c) otherwise make any payments, dividends or Distributions to any stockholder, director or other equity owner in such Person’s capacity as such, (d) make any payment of any management, service or related or similar fee to any Person, or (e) issue, sell or create any Equity Interests. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, (A) so long as (I) no Default or Event of Default has occurred and is continuing or would result from the payment hereinafter referred to in this clause (A) and (II) such payment is made solely from funds otherwise available on the relevant date in accordance with the payment waterfall set forth in Section 2.5(b) hereof, Borrower shall be entitled to pay or permit or cause NCI to pay to Guarantor Borrower’s or NCI’s share, determined in a manner consistent with past practices and not to exceed in aggregate One Hundred Thousand Dollars ($100,000) during any 12-month period, (i) income taxes paid by Guarantor after the Closing Date and related to the operations of Borrower or NCI (as the case may be), (ii) audit fees paid by Guarantor after the Closing Date and allocable to the operations of Borrower or NCI (as the case may be) and (iii) overhead expenses that are shared with Guarantor and its Affiliate and that are allocable to the operations of Borrower or NCI (as the case may be), and (B) Borrower may cause all or any portion of the proceeds from the Loan to be contributed to the capital of NCI and NCI may pay, and Borrower may cause NCI to pay, to Guarantor all or any portion of the amount so contributed in order to discharge a portion of the intercompany account or obligations owing by NCI to Guarantor.

7.6 Transactions with Affiliates. Subject to Section 7.11 hereof, Borrower shall not, and shall not cause or permit NCI to, enter into or consummate any transaction of any kind with any of its Affiliates other than: (i) distributions, payments and other transactions permitted under Section 7.5 hereof, (ii) any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate so long as such transaction is (a) not otherwise prohibited under this Agreement, (b) in the ordinary course of the Borrower’s or NCI’s business, and (c) upon fair and reasonable terms no less favorable to Borrower or NCI (as the case may be) than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; (iii) causing all, or any portion, of the proceeds from the Loan to be contributed to the capital of NCI; (iv) applying and paying to Guarantor all or any portion of the amount so contributed to NCI in order to partially satisfy the intercompany account or obligation owed by NCI to Guarantor; (v) accepting additional capital contributions from Guarantor; or (vi) complying with any obligations under, or exercising any rights under, the Company LLC Agreement or any of the Loan Agreements.

7.7 Charter Documents; Fiscal Year; Dissolution; Use of Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names. Borrower shall not, and shall not cause or permit NCI to, (a) amend, modify, restate or change its Governing Agreement without Agent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (b) change its state of organization or change its corporate name without at least thirty (30) calendar days’ prior written notice to Agent, (c) change its fiscal year, (d) amend, alter, suspend, terminate or make provisional in any material way any Permit the suspension, amendment, alteration or termination of which would reasonably be expected to be, have or result in a Material Adverse Effect on Borrower or NCI (as the case may be) without the prior written consent of Agent (which consent shall not be unreasonably withheld, delayed or conditioned), (e) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (f) use any proceeds of any Loan for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any use not contemplated or permitted by this Agreement, (g) amend, modify, restate or change any insurance policy in a manner adverse to Agent or the Lenders, (h) engage, directly or indirectly, in any business other than the business in which Borrower or NCI (as the case may be) is currently engaged, (i) change its federal tax employer identification number or similar tax identification number under the relevant jurisdiction or establish new or additional trade names without providing not less than thirty (30) days’ advance written notice to Agent, (j) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) or other similar authorization mandated by the relevant Government Authority given to Agent, (k) certificate, or cause to have certificated, any equity ownership interest that is not evidenced by a certificate as of the Closing Date and that is Collateral subject to this Agreement, without Agent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), or (l) consent to or vote in favor of any amendment, modification or change in the Company LLC Agreement without Agent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

7.8 Limitation on Sale of Assets. Borrower shall not, and shall not cause or permit NCI to, convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”) all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of its assets to any Person.

7.9 Contingent Obligations and Risks. Except as otherwise expressly permitted by this Agreement, Borrower shall not, and shall not cause or permit NCI to, enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than indemnities to officers and directors of such Person to the extent permitted by applicable law); provided, however, that nothing contained herein shall (a) prohibit Borrower or NCI from endorsing checks in the ordinary course of its business or (b) prohibit NCI from entering into any Blocked Account Agreement or any transactions contemplated thereby, including agreeing to apply distributions received by it from the Company to the payment of the Obligations.

7.10 Truth of Statements. Borrower shall not furnish to Agent any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.11 Short Sales. Neither Borrower nor any of its Affiliates shall engage in “short sales” with respect to any of the Pledged Shares.

7.12 Patriot Act. Neither Borrower Entity (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. Each Borrower Entity is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.13 Deposit Accounts. Borrower shall not, and shall not cause or permit NCI to, open a Deposit Account (other than any Blocked Account or Interest Reserve Account or any other Deposit Accounts listed on Schedule 5.18C) without the prior written consent of Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

7.14 Prohibition of Fundamental Changes. Borrower shall not, and shall not cause or permit NCI to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

7.15 Lines of Business. Borrower shall not, and shall not cause or permit NCI to, engage in any line or lines of business activity other than (a) the ownership of the Pledged Shares or the Membership Interest (as the case may be), (b) the entry into and performance of its obligations under the Loan Documents to which it is a party and (in the case of NCI) the Company LLC Agreement and (c) causing all or any portion of the proceeds from the Loan to be paid to Guarantor in order to discharge obligations owing by Borrower or NCI to Guarantor.

7.16 Use of Proceeds. Borrower will use the proceeds of the Loan for (i) prepayment of interest on the Loan for the first six (6) months following the Closing Date, (ii) working capital purposes (including, without limitation, causing all or any portion of the proceeds from the Loan to be paid to Guarantor in order to discharge obligations owing by Borrower or NCI to Guarantor), and (iii) payment of amounts owing to Agent and the Lenders pursuant to the terms of the Loan Documents.

7.17 No Amendments or Waivers. Unless otherwise consented to in writing by Agent (with such consent not to be unreasonably withheld, delayed or conditioned), Borrower will assure that NCI will not exercise, or fail to exercise, its voting rights (if any) under the Company LLC Agreement to the extent that the exercise of such rights or the failure to exercise such rights (as the case may be) would result in any of the following: (i) a termination or modification of the Lease (as such term is defined in the Company LLC Agreement); (ii) the approval of any of the matters set forth in Section III.3 of the Company LLC Agreement; or (iii) an amendment, modification, waiver, termination of, or the grant of any consent under, any provision of the Company LLC Agreement.

7.18 Direction Letter to Company. Borrower will not, and will not cause or permit NCI to, give any notice or direction to the Manager that supersedes or otherwise contradicts the Instruction Letter with respect to the Membership Interest.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) Borrower shall fail to pay (after giving effect to any withdrawals from the Interest Reserve Account made in accordance with the terms of this Agreement and payments by NCI and Guarantor) (i) on each Remittance Date, any payment of interest and fees (other than the Extension Fee) due on such Remittance Date, (ii) on the date specified herein, the Extension Fee, if any, or (iii) any other amount comprising the Obligations when due (in all cases, whether by any Remittance Date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by Borrower or Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date;

(c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with (i) any covenant set forth in any of Section 6.17, 6.19, 7.8, 7.11, 7.17 or 7.18 hereof, and (ii) any other covenant, obligation or agreement set forth in this Agreement not dealt with in the foregoing clause (i) and, in the case of this clause (ii), such violation, breach or default or failure to perform, observe or comply shall not be cured within thirty (30) days following the earlier to occur of (y) the date on which the President or Chief Financial Officer of Borrower has actual knowledge of such violation, breach or default or failure to perform, observe or comply and (z) the date on which Borrower shall have received written notice thereof from Agent and demand that it be cured;

(d) Borrower, NCI or Guarantor shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under any other Loan Document to which it is a party (that is not otherwise addressed in this Section 8) and such violation, breach or default or failure to perform, observe or comply shall not be cured within thirty (30) days following the earlier to occur of (y) the date on which the President or Chief Financial Officer of Borrower, NCI or Guarantor, respectively, has actual knowledge of such violation, breach or default or failure to perform, observe or comply and (z) the date on which Borrower, NCI or Guarantor, respectively, shall have received written notice thereof from Agent and demand that it be cured;

(e) (i) any of the Loan Documents ceases to be in full force and effect (other than in accordance with its terms or on account of any act of Agent or any Lender or any agent or representative thereof or the failure of Agent or any Lender or any agent or representative thereof to comply with any obligation or duty under any of the Loan Documents or otherwise imposed by law), (ii) any Lien created thereunder ceases to constitute a valid first priority perfected Lien on the Collateral in accordance with the terms thereof other than on account of any act or omission of Agent or any Lender or any agent or representative thereof, or Agent and the Lenders cease to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Agent, for the benefit of itself and the other Lenders, except for Permitted Liens and other than on account of (x) any act of Agent or any Lender or any agent or representative thereof or (y) any omission to act by Agent or any Lender or any agent or representative of thereof to the extent that such Person is required to so act pursuant to any contractual obligation or otherwise by law, or (iii) an event of default occurs under any other Loan Document and remains unremedied or uncured for any applicable cure periods;

(f) a final judgment or judgments for the payment of money in excess of $100,000 with respect to Borrower or NCI or $250,000 with respect to Guarantor (to the extent that it is, in the reasonable determination of Agent, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction over them which is/are not satisfied, stayed, vacated or discharged of record within sixty (60) calendar days of being rendered;

(g) (i) any default or breach occurs and is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or NCI in excess of $100,000 or Guarantor in excess of a $250,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument (1) to which Borrower, NCI or Guarantor is a party or to which any of its properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $100,000 was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, or (2) that is between, on the one hand, either Borrower Entity or any Affiliate of either Borrower Entity and, on the other hand, Agent or any Lender or Affiliate of Agent or any Lender (other than the Loan Documents), or (ii) any Indebtedness of either Borrower Entity in excess of $100,000 is validly declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment or a payment due on the voluntary termination of a capital lease) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in excess of $100,000 (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is validly declared to be due and payable before the expressed maturity thereof, or there occurs any event that would cause any such obligation to become, or allow any such obligation to be declared, due and payable;

(h) NCI, Borrower or Guarantor shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(i) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of NCI, Borrower or Guarantor or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against NCI, Borrower or Guarantor seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of NCI, Borrower or Guarantor or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against NCI, Borrower or Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within ninety (90) calendar days after the date of commencement or (B) is approved or consented to by such Person;

(j) any Change of Control occurs or any Material Adverse Effect on either Borrower Entity or Material Adverse Change to either Borrower Entity or Guarantor occurs;

(k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral (other than Collateral in the custody, possession or control of Agent or any of its representatives or agents) occurs that exceeds $100,000 in the aggregate;

(l) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against NCI, Borrower or Guarantor or any of its or their material property or assets or against any of the Collateral, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within sixty (60) calendar days of being issued or executed;

(m) any Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of NCI, Borrower or Guarantor and such information and/or responses (to the extent the same has been prepared or is otherwise available) shall not have been provided to such Lender within ten (10) Business Days of such request (provided that the failure of NCI, Borrower or Guarantor to provide any non-public information with respect to Guarantor shall not constitute a breach hereunder);

(n) the occurrence of an event of default under either the Guaranty or the NAC Guaranty; or

(o) Agent shall fail to have a first priority perfected security interest (subject to Permitted Liens) in the Collateral or the collateral set forth in the Guaranty or the NAC Guaranty, other than on account of any act or omission by Agent or any Lender or any agent or other representative of any of the foregoing.

In any such event, notwithstanding any other provision of any Loan Document, Agent may, by notice to Borrower (i) terminate its obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Loan and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(h) or (i) hereof, in which event all of the foregoing shall automatically and without further act by Agent or the Lenders be due and payable);

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies.

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Agent to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which the Collateral and/or Pledged Shares are located, or render any of the foregoing unusable or dispose of the Collateral and/or Pledged Shares on such premises without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its reasonable discretion, (viii) reduce or otherwise change the Loan Amount and/or any component of the foregoing, (ix) relinquish or abandon any Collateral or Pledged Shares or any Lien thereon, and/or (x) take possession of the files of Borrower relating to the Collateral and all documents relating to the Collateral. Notwithstanding any provision of any Loan Document, Agent, in its sole discretion, shall have the right upon five (5) Business Days’ prior notice to Borrower, at any time that Borrower fails to do so, to: (A) obtain insurance covering any of the Collateral to the extent required hereunder; (B) pay for the performance of any of the Obligations; (C) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (D) pay for the maintenance, repair and/or preservation of the Collateral. The reasonable expenses and advances incurred in connection therewith shall be added to the Obligations until reimbursed to Agent, for its own account and for the benefit of the other Lenders, and shall be secured by the Collateral, and such payments by Agent, for its own account and for the benefit of the other Lenders, shall not be construed as a waiver by Agent or the Lenders of any Event of Default or any other rights or remedies of Agent or the Lenders.

(b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral that threatens to speedily decline in value or that is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. At any sale or disposition of the Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent shall not be required to give priority or preference to any item of the Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Agent arising out of the exercise by Agent of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Agent. Because Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the Collateral may not be liquid, Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Agent may elect, in its reasonable discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate Agent to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of Agent’s rights or remedies.

(c) Borrower recognizes that, by reason of certain prohibition contained in Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, Agent may be compelled, with respect to any sale of all or any part of the Pledged Shares, to limit purchasers to those Persons that, among other things, agree to acquire such Pledged Shares for their own account, for investment and not with a view to the distribution or resale thereof. Borrower acknowledges that any such private sale may be at prices and on terms less favorable to Agent than those obtainable through a sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale that is made on an arm’s-length basis shall be deemed to have been made in a commercially reasonable manner and that Agent shall have no obligation to engage in public sales.

9.2 Application of Proceeds. Notwithstanding any other provision of this Agreement (including, without limitation, Section 2.5 hereof), in addition to any other rights, options and remedies Agent and the Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all reasonable costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all reasonable sums that Agent or the Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other reasonable payments that Agent or the Lenders may be required or authorized to make under any provision of this Agreement or any of the other Loan Documents (including, without limitation, in each such case, reasonable in-house documentation and diligence fees and reasonable search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all reasonable expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations in such order as determined by Agent in its sole discretion; and (iii) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided, that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) or any of the other items referred to in this Section (other than the foregoing clause (iii) to the extent the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been indefeasibly paid in full in cash).

9.3 Rights to Appoint Receiver. Without limiting and in addition to any other rights, options and remedies Agent and the Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent shall have the right to apply to have a receiver appointed by a court of competent jurisdiction in any action taken by Agent and/or any Lender to enforce its rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of the Collateral shall be finally made and consummated.

9.4 Attorney-in-Fact. Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the limited purpose of taking any action permitted under the Loan Documents that Agent reasonably deems necessary or desirable upon the occurrence and continuation of an Event of Default to protect and realize upon Agent’s Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower’s name, and said appointment shall create in Agent a power coupled with an interest.

9.5 Blocked Accounts. Without limiting any other provision of any Loan Document and in addition to any other rights, options and remedies, Agent and the Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of any Event of Default, Agent shall have the right to require that all amounts in all Deposit Accounts of Borrower (other than any Existing Account of Borrower) are paid and delivered directly into a blocked account under the sole dominion and control of Agent and that all such amounts are immediately transferred into a depository account or accounts maintained by Agent or an Affiliate of Agent at such bank as Agent may determine in its sole discretion.

9.6 Rights and Remedies not Exclusive. Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent and the Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent’s or the Lenders’ rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and the Lenders described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies that Agent and the Lenders otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers. Except as expressly provided for herein or provided by law, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent to obtain an order of court recognizing the assignment of, or Lien of Agent in and to, any Collateral.

10.2 Delay; No Waiver of Defaults. No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making the Loan, no Lender waives any breach of any representation or warranty of under any Loan Document, and all of Agent’s or any Lender’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4 Amendment and Waivers.

(a) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any Loan Document, or consent by any party hereto to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged therewith.

(b) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

(c) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, the Lenders and Borrower.

XI. CLOSING DATE AND TERMINATION

11.1 Effectiveness and Termination. Subject to Agent’s right to accelerate the Loan, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in this Section 11.1. All of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) shall be immediately due and payable on the Maturity Date. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent hereunder and under the other Loan Documents and the financing statements filed pursuant thereto and the rights and powers of the Lenders and Agent shall continue in full force and effect until all of the Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) have been fully performed and indefeasibly paid in full in cash.

11.2 Survival. All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 10.1, 10.3, 11.1, 11.2, 12.1, 12.3, 12.4, 12.9, 12.12 and 12.13 hereof shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law other than Section 5-1401 of the New York General Obligations Law, which shall govern. Any judicial proceeding against any party hereto with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each of the parties hereto (i) accepts the non-exclusive jurisdiction of the aforesaid courts and (subject to its right to appeal) irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of any party hereto to serve process in any manner permitted by law or shall limit the right of any party hereto to bring proceedings against any other party in the courts of any other jurisdiction having jurisdiction.

12.2 Successors and Assigns; Assignments and Participations.

(a) A Lender may at any time assign all or a portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (a “Transferee”) without limitation or restriction. The Transferee and such Lender shall execute and deliver for acceptance and recording in the Register a Lender Addition Agreement, which shall be in form and substance reasonably acceptable to Agent in its sole discretion (“Lender Addition Agreement”). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as it would if it were a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but, with respect to matters occurring before such assignment, shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7 hereof). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a “Lender” hereunder. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents or any of the Obligations, or any portion thereof, including Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

(b) Agent and each Lender may at any time sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”). In the event of any such sale by a Lender of a participation to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) such Participant shall be entitled to the benefits of amounts payable pursuant to Section 2.10 hereof to the same extent as if it were a Lender and acquired its interest by assignment; provided, however, that, a Participant shall not be entitled to receive any greater payment under Section 2.10 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any agreement pursuant to which a Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce Borrower’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (A) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (B) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (C) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents). Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 12.4 and 12.7 hereof, be considered to be a “Lender” hereunder.

(c) Agent shall maintain at its address referred to in Section 12.5 hereof a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the portion of the Loan owing to, and the Notes evidencing the Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each of Borrower and Agent shall treat each Person whose name is recorded in the Register as the owner of its relevant portion of the Loan, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) hereof of any rights or obligations under or in respect of the Loan or the Notes evidencing any portion of the Loan shall be effective unless and until Agent shall have recorded the assignment pursuant to Section 12.2(c) hereof. Upon its receipt of a Lender Addition Agreement executed by an assigning Agent and a Transferee, Agent shall (i) promptly accept Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the assigning Lender and Borrower. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or a portion of which are being assigned, and Borrower, at their own expense, shall, upon the request of Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e) Except as otherwise provided in this Section 12.2, Agent and each Lender shall not, as between Borrower and Agent, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of a Loan or other Obligations owed to Agent and the Lenders. Agent may furnish any information concerning Borrower in the possession of Agent from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements hereunder.

(f) Agent and each Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loan (or the portion thereof) owing to it and the Notes held by it and the other Loan Documents and Collateral.

(g) Borrower agrees to use commercially reasonable best efforts to assist Agent and each Lender in assigning or selling participations in all or any part of the Loan made by any Lender to another Person identified by such Lender.

(h) Notwithstanding anything in the Loan Documents to the contrary, (i) Agent and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates or Lenders, (ii) no lender to or funding or financing source of Agent or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on Agent’s ability to assign or otherwise transfer any Loan Document to any such Affiliate or lender to or funding or financing source of Agent or its Affiliates, and (iv) there shall be no limitation or restriction on such Affiliates’ or lenders’ or financing or funding sources’ ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, Agent shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a “Lender.”

(i) The Loan Documents shall inure to the benefit of Agent, the Lenders, Transferee, Participant (to the extent expressly provided therein only) and all future holders of the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and permitted assigns. Each Loan Document shall be binding upon the Persons that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Agent of any other Person’s duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, THE NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof; provided, that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum that it would have been obligated to pay to Agent had such transfer or participation not been effected. Agent may disclose to any Transferee or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document; provided, that Transferees and Participants shall be subject to the confidentiality provisions contained herein that are applicable to Agent.

12.3 Application of Payments. To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent, and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4 Indemnity.

(a) Borrower (the “Indemnitor”) shall indemnify each of Agent, each Lender, its Affiliates and managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) that may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, this Agreement or any other Loan Document or any act of or omission by Indemnitor or any of its officers, directors, agents, including, without limitation (i) any willful misrepresentation with respect to Indemnitor or the Collateral, (ii) any acts of fraud by Indemnitor related to the Loan or made in connection with this Agreement or any of the other Loan Documents, (iii) any theft of any Collateral that is not in the possession, custody or control of Agent or any of its agents or representatives, (iv) any misappropriation (other than by Agent or any Lender or any of agents or representatives of any of the foregoing) of funds or proceeds of the Loan not in accordance with the terms of this Agreement or any other Loan Document, (v) any Change of Control not approved in writing by Agent, (vi) any waste or other disposal of the Collateral (other than any disposal by Agent or any Lender or any of agents or representatives of any of the foregoing) not permitted by this Agreement or any other Loan Document or (vii) any environmental liability, except to the extent any of the foregoing arises out of the gross negligence or willful misconduct of any Indemnified Person or any agent or representative thereof. To the extent that any Indemnified Person obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Indemnitor has paid to any Indemnified Person pursuant to the indemnity set forth in this Section 12.4, then such Indemnified Person shall promptly pay to the Indemnitor the amount of such recovery.

(b) If any Indemnified Person shall receive notice of, or otherwise become aware of the assertion of a claim by any third party that would give rise to a claim for indemnification from Borrower under Section 12.4(a) hereof (any such claim, a “Third-Party Claim”), then such Indemnified Person shall give prompt written notice thereof to Borrower, which notice shall include or be accompanied with a copy of any summons, complaint or other written evidence of such Third-Party Claim to the extent that such summons, complaint or other written evidence has been received by such Indemnified Person or by any attorney or other agent thereof. Borrower shall, with counsel selected by it (which, in the event any insurance coverage may be available with respect to such Third-Party Claim, be counsel designated by an insurer), be entitled to defend against and settle any Third-Party Claim; provided, however, that its right to do so shall be conditioned upon its having confirmed in writing to such Indemnified Person Borrower’s obligation to indemnify such Indemnified Person with respect to such Third-Party Claim (any such confirmation, a “Notice to Indemnify”) and, provided, further, however, that the Indemnifying Person shall not be entitled to enter into any settlement of any such Third-Party Claim without the prior written consent of Borrower, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything contained herein to the contrary, Borrower’s obligation to indemnify the Indemnified Persons against any Third-Party Claim shall be conditioned upon the Indemnified Persons providing full and timely cooperation in the defense of such Third-Party Claim.

(c) Notwithstanding anything contained herein to the contrary, except as provided in the next following sentence, Borrower shall not be obligated to indemnify any Indemnified Person for, or otherwise pay, any attorneys’ fees or other legal or related costs (or any costs of any investigation) suffered or incurred by any Indemnified Person in connection with any Third-Party Claim after such Indemnified Person has received any Notice to Indemnify with respect to such Third-Party Claim; provided, however, that, if, after giving any Notice to Indemnify, Borrower reverses its position and claims that it is not required to indemnify such Indemnified Person against the Third-Party Claim, then, in the event Borrower is obligated hereunder to indemnify such Indemnified Person with respect to such Third-Party Claim, Borrower shall bear and pay the reasonable attorneys’ fees and other legal costs, including those related to any appeal, and costs of any investigation, incurred by such Indemnified Person after Borrower has reversed its position and claimed that it is not required to indemnify such Indemnified Person against such Third-Party Claim. Notwithstanding the foregoing, if there is a legitimate and good faith conflict of interest between Borrower and any Indemnified Person in connection with the defense of any Third-Party Claim so that one counsel or law firm could not properly represent both Borrower and such Indemnified Person in connection with such defense, Borrower, in the event it is obligated hereunder to indemnify such Indemnified Person with respect to such Third-Party Claim, shall bear and pay the reasonable attorneys’ fees and other legal costs, including those related to any appeal, and costs of any investigation, incurred by such Indemnified Person in connection with such defense, regardless of whether Borrower has given a Notice to Indemnify. However, under no circumstances shall Borrower be obligated to pay for the attorneys’ fees or related legal fees of more than one attorney or law firm for or on behalf of one or more of the Indemnified Persons.

12.5 Notice. Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 12.5. Any notice or request hereunder shall be given only by (i) registered or certified mail, return receipt requested, (ii)  a nationally recognized overnight courier or (iii) facsimile or electronic transmission, and shall be deemed to have been received (each, a “Receipt”) (i) if mailed as above provided, on the date on which received as indicated in the return receipt therefore, (ii) if sent by courier as above provided, one (1) Business Day after deposit with such courier, or (iii) if sent by facsimile or electronic transmission as above provided, upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient).

12.6 Severability; Captions; Counterparts; Facsimile Signatures. If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents, which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in two or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses. Borrower shall pay all fees, costs and expenses incurred or earned by Agent, any Lender, and/or its Affiliates, including, without limitation, reasonable portfolio management, documentation and diligence fees and expenses, reasonable search, audit, appraisal, recording, professional and filing fees and expenses and other reasonable charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and reasonable wire transfer fees and audit expenses), and reasonable internal and external attorneys’ fees and expenses (i) incurred to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent’s Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof, (viii) subject to the limitations set forth in Section 6.7 hereof, in connection with all actions, visits, audits and inspections undertaken by Agent or its Affiliates pursuant to the Loan Documents, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations. Without limiting the foregoing, Borrower shall pay all Taxes (other than Taxes based upon or measured by Agent’s or any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement. This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and the Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including, but not limited to, the term sheets related to this Agreement and the other Loan Documents), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and the Lenders, as appropriate. Except as set forth in and subject to Section 10.4 hereof, no provision of any Loan Document may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Borrower and Agent. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof. The schedules attached hereto may be amended or supplemented by Borrower upon delivery to Agent of such amendments or supplements and, except as expressly provided otherwise in this Agreement, the written approval thereof by Agent.

12.9 Approvals and Duties. Unless provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent, as applicable, in its sole and absolute discretion. Other than Agent’s duty of reasonable care with respect to Collateral, Agent shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10 Publicity. Except as may be required in order to comply with applicable laws and rules, Borrower agrees that Agent shall have the right to review and approve all materials that Borrower or any of its Affiliates prepares or proposes to transmit or disclose that contain Agent’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent.  The parties hereto agree that Agent and its Affiliates may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11 Release of Collateral. So long as no Default or Event of Default has occurred and is continuing, upon request of Borrower, Agent shall release any Lien granted to or held by Agent upon any Collateral being sold or disposed of in compliance with the provisions of the Loan Documents, as determined by Agent in its reasonable discretion. Subject to Section 12.3 hereof, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending), the Liens created hereby shall terminate and Agent shall execute and deliver such documents, at Borrower’s expense, as are necessary to release Agent’s Liens in the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent. Agent shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from the acts or omissions of Agent or any of its agents or representatives.

12.12 Non Funding Lender. The failure of any Lender to make an Advance (the “Non-Funding Lender”) on the date specified therefore shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” for any voting or consent rights under or with respect to any Loan Document. At Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s reasonable discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all portions of the Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

12.13 Due Diligence. Upon reasonable advance notice and during regular business hours, Borrower agrees to promptly provide the Lenders with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, and/or the performance of its obligations under the Loan Documents. In addition, upon reasonable advance notice and during regular business hours, the Lenders have the right to perform continuing due diligence reviews of Borrower, and its directors, officers and employees, including, without limitation, its financial condition and performance of its obligations under the Loan Documents. Upon reasonable advance notice and during regular business hours, Borrower shall also make available to the Lenders and Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral (subject, however, to the reasonable availability of such officer). Without limiting the generality of the foregoing, Borrower acknowledges that the Lenders shall make the Advance to Borrower based solely upon the information provided by Borrower to the Lenders and Agent and the representations, warranties and covenants contained herein, and that the Lenders and Agent, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Collateral. Borrower shall pay Lenders’ and Agent’s out-of-pocket costs and expenses incurred by Lenders and Agent in connection with any due diligence hereunder subject to and in accordance with the provisions of Section 6.7 hereof. Except following and during the continuation of an Event of Default, the rights granted under this Section 12.13 (or any similar or parallel rights) shall not be exercisable more than twice during any period of twelve consecutive months.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Master Loan and Security Agreement as of the date first written above.

BORROWER: IDNA CINEMAS HOLDINGS INC.
BY:
NAME:	ROBERT V. CUDDIHY, JR.
TITLE:	TREASURER

C/O IDNA, INC.
415 MADISON AVENUE, 7TH FLOOR
NEW YORK, NEW YORK 10017
ATTENTION: ROBERT V. CUDDIHY, JR.
TELEPHONE: (212) 644-1400

WITH A COPY TO:
REED SMITH LLP
599 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022
ATTENTION: HERBERT F. KOZLOV
TELEPHONE: (212) 521-5400

AGENT AND LENDER:

SILAR ADVISORS, L.P.
BY: LEEDS HOLDINGS, LLC,
ITS GENERAL PARTNER

BY:
NAME:	ROBERT L. LEEDS
TITLE:	CHIEF EXECUTIVE OFFICER

333 SEVENTH AVENUE, 3RD FLOOR
NEW YORK, NEW YORK 10001
ATTENTION: ROBERT L. LEEDS
TELEPHONE: (212) 461-6802
FACSIMILE: (212) 601-4919

ANNEX I

LENDERS’ COMMITMENTS

LENDER	DOLLARS	COMMITMENT PERCENTAGE
silar advisors, l.p.	$4,250,000	100%

ANNEX II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PLEDGED SHARES

(a) Compliance with Applicable Laws. All of the Pledged Shares have been validly issued, and the Pledged Shares have been offered, issued and sold in compliance with all applicable laws.

(b) No Encumbrances. Borrower is not party to or bound by (i) any outstanding rights, options, warrants or agreements for a purchase, sale or issuance of the Pledged Shares, (ii) any agreement to issue, sell or distribute the Pledged Shares, or (iii) any agreement (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Pledged Shares.

(c) Proper Form. The Pledged Shares are in certificated form registered on the books of NCI.

(d) First Priority Security Interest; Security Entitlement. The Pledged Shares and the other Collateral are unencumbered (except for Permitted Liens), and this Agreement, together with the filing of a financing statement naming Borrower as “debtor” and Agent as “secured party” and describing the Pledged Shares as the “collateral”, will create a valid first priority perfected security interest (subject to Permitted Liens) in such collateral in favor of Agent in accordance with its terms against all creditors of Borrower and any Persons purporting to purchase such collateral from Borrower.

(e) Validity of Company LLC Agreement. The Company LLC Agreement and any other agreement executed and delivered in connection with the Membership Interest are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms except as the enforcement thereof may be limited by Debtor Relief Laws and the application of principles of equity, which may limit the availability of equitable remedies (whether in a proceeding at law or in equity). NCI had legal capacity to enter into the Company LLC Agreement and the Company LLC Agreement constitutes a legal, valid, binding and enforceable obligation of NCI, except as the enforcement thereof may be limited by Debtor Relief Laws and the application of principles of equity, which may limit the availability of equitable remedies (whether in a proceeding at law or in equity). The Company LLC Agreement is in full force and effect, and the enforceability of the Company LLC Agreement has not been contested by NCI or, to best of Borrower’s knowledge, any other Person.

(f) Original Terms Unmodified. Except as reflected therein, the terms of the Company LLC Agreement have not been impaired, altered or modified in any respect.

(g) No Defaults. There is no default, breach, violation or event of acceleration existing under the Company LLC Agreement, and no event has occurred that, with the passage of time or giving of notice or both and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and NCI has not waived any such default, breach, violation or event of acceleration.